UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

U.S. WELL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1360 Post Oak Blvd., Suite 1800

Houston, Texas 77056

(832) 562-3730

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

April 20, 2022

To the Stockholders of U.S. Well Services, Inc.:

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Well Services, Inc. (the “Company,” “USWS,” “we,” “our” or “us”) will be held on Friday, May 20, 2022 at 10:00 a.m., Central Daylight Time, solely by means of remote communication in an audio-only virtual meeting format, for the following purposes:

1.	To elect the two nominees named in the Company’s Proxy Statement as Class I directors, each for a term of three years;
2.

To approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to effect, at the discretion of our board of directors, at a ratio of not less than one-for-two (1:2) and not greater than one-for-ten (1:10), a reverse split of our common stock;

3.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent registered public accountant for the fiscal year ending December 31, 2022; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These proposals are described in the accompanying proxy materials. If you were a stockholder of record as of the close of business on March 28, 2022, you are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

All stockholders are cordially invited to attend the virtual Annual Meeting. Your vote is important. Please vote promptly so your shares can be represented, even if you plan to attend the virtual Annual Meeting. You can vote over the Internet at www.proxypush.com/USWS or by telephone at 1-866-870-7492, as described in the accompanying proxy materials. If you did not receive a paper copy of the proxy materials, you may request a paper proxy card or voting instruction form, which you may complete, sign and return to us by mail.

By order of the Board of Directors of U.S. Well Services, Inc. David L. Treadwell Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for

the 2022 Annual Meeting of Stockholders to be held on May 20, 2022

The Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders and Annual Report on Form 10-K, for the fiscal year ended December 31, 2021, are available at https://ir.uswellservices.com/annual-report-proxy-materials.

TABLE OF CONTENTS

GENERAL INFORMATION	1
Attendance and Participation	1
Voting and Revocation of Proxies	1
OUR BOARD OF DIRECTORS AND ITS COMMITTEES	3
The Board of Directors	3
Board Diversity	6
Meetings of Our Board of Directors and Committees of the Board	7
Corporate Governance Matters	9
Corporate Governance Web Page and Available Documents	9
Code of Business Conduct and Ethics and Code of Ethics	9
Corporate Governance Guidelines	10
Board Role in Risk Oversight	10
Board Meetings, Annual Meeting of Stockholders and Attendance	10
Director Independence	10
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	11
Environmental, Social and Governance (“ESG”) Highlights	11
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	12
EXECUTIVE OFFICERS	14
DELINQUENT SECTION 16(a) REPORTS	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
DIRECTOR COMPENSATION	18
2021 Director Compensation	18
Discussion of Director Compensation Table	18
Long-Term Incentive Awards	18
2022 Director Compensation	18
EXECUTIVE COMPENSATION	19
Summary Compensation Table for the Years Ended December 31, 2021 and 2020	19
Outstanding Equity Awards at Fiscal Year-End Table	20
ACCOUNTANTS AND AUDIT COMMITTEE	26
PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING OF STOCKHOLDERS	27
PROPOSAL 1—ELECTION OF DIRECTORS	27
PROPOSAL 2—APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT, AT THE DISCRETION OF OUR BOARD OF DIRECTORS, A REVERSE STOCK SPLIT OF OUR COMMON STOCK	28
PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR 2023 ANNUAL MEETING OF STOCKHOLDERS	33
OTHER MATTERS	33
EXPENSES RELATING TO THIS PROXY SOLICITATION	33
STOCKHOLDER COMMUNICATIONS	33
STOCKHOLDERS SHARING AN ADDRESS	33
EXHIBIT A	34

1360 Post Oak Blvd., Suite 1800

Houston, Texas 77056

(832) 562-3730

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2022

GENERAL INFORMATION

These proxy materials are being furnished to you, in connection with the solicitation of proxies by the board of directors (“Board”) of U.S. Well Services, Inc., a Delaware corporation (referred to in this Proxy Statement as “USWS,” the “Company,” “we,” “us” or “our”), for use at the Annual Meeting, and any adjournments or postponements thereof, to be held on Friday, May 20, 2022 at 10:00 a.m., Central Daylight Time, solely by means of remote communication in an audio-only virtual meeting format at www.proxydocs.com/USWS. This Proxy Statement, together with a proxy card or voting instruction form for the Annual Meeting, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, will be mailed to stockholders of record as of the close of business on March 28, 2022 on or about April 20, 2022.

Attendance and Participation

To attend the virtual Annual Meeting, visit www.proxydocs.com/USWS and enter the control number found on your proxy card or voting instruction form. You must register at www.proxydocs.com/USWS to attend the virtual Annual Meeting on or before May 18, 2022. You may vote and ask questions during the Annual Meeting by following the instructions available on the meeting website during the meeting. We recommend that you log in at least 15 minutes prior to the meeting to ensure you are logged in when the meeting starts.

Even if you plan to participate in the virtual Annual Meeting, the Company strongly recommends that you vote your shares in advance, as more particularly described below, to ensure that your vote is counted.

Voting and Revocation of Proxies

If you provide specific voting instructions, your shares will be voted as you instruct. Whether you hold shares directly as a stockholder of record, or beneficially in street name, you may direct how your shares are voted at the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy card or by voting at the Annual Meeting, and if you hold your shares in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee.

You may cast your vote by proxy as follows:

Internet at www.proxypush.com/USWS by following the instructions on the proxy card or voting instruction form;
Telephone by calling 1-866-870-7492 and following the voice prompts; or
Mailing the completed, signed and dated proxy card or voting instruction form if you received proxy materials by mail, in the pre-addressed postage-paid envelope enclosed therewith.

Unless you otherwise direct in your proxy, the individuals named in the proxy card or voting instruction form will vote the shares represented by such proxy in accordance with the recommendations of our Board. If you hold your shares in street name, please refer to the proxy card or voting instruction form forwarded by your broker, trustee or other nominee to see which voting options are available to you and for instructions on how to vote. If you vote by Internet or by telephone, you need not return your proxy card or voting instruction form. Proxies granted by telephone or over the Internet, in accordance with the procedures set forth on the proxy card or voting instruction form, will be valid under Delaware law.

If you sign the proxy card or voting instruction form of your broker, trustee or other nominee but do not provide voting instructions, your shares will not be voted unless your broker, trustee or other nominee has discretionary authority to vote. When a broker, trustee or other nominee holding shares for a beneficial owner is unable to vote on a particular proposal because such broker, trustee or other nominee does not have discretionary authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a “broker non‑vote.” Of the three proposals that will be brought to a vote at our Annual Meeting, brokers will have discretionary voting authority with respect to the approval of an amendment to our second amended and restated certificate of incorporation to effect a reverse split of our common stock and the ratification of the appointment of our independent registered public accountant. It is therefore very important that you indicate on the proxy card or voting instruction form of your broker, trustee or other nominee how you want your shares to be voted in the election of the two director nominees named in this Proxy Statement.

The Board is not aware of any business to be brought before the Annual Meeting other than as indicated in the notice of Annual Meeting. If any other matter does properly come before the meeting, the persons named in the proxy card or voting instruction form will vote the shares represented by the proxy in his or her best judgment.

Revocation of Proxy.  A proxy may be revoked by a stockholder at any time prior to it being voted by:

•	delivering a revised proxy (by one of the methods described above) bearing a later date;
•	voting in person at the Annual Meeting; or
•	notifying our Corporate Secretary of the revocation in writing at our address set forth above in time to be received before the Annual Meeting.

Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card or voting instruction form is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of our Board. If your shares are held in an account at a broker, trustee or other nominee, you should contact your broker, trustee or other nominee to change your vote.

Record Date and Vote Required for Approval.  The record date with respect to this solicitation is March 28, 2022. All holders of record of our Class A Common Stock (“Common Stock”) as of the close of business on March 28, 2022 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof for which a new record date has not been established. As of the record date, we had 77,066,612 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on each matter submitted to our stockholders. In accordance with our bylaws, a quorum exists if the holders of outstanding shares of our Common Stock representing a majority of the voting power of all outstanding shares of Common Stock entitled to vote as of March 28, 2022 are present in person or by proxy at the Annual Meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting. If less than a quorum is represented at the Annual Meeting, the presiding officer of the meeting or a majority of the shares so represented may move to adjourn the meeting. In the event a quorum is present at the Annual Meeting, but sufficient votes to approve any of the items proposed by our Board have not been received, the presiding officer of the meeting or the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

Assuming that a quorum is present, the affirmative vote of a plurality of the votes cast is required for the election of directors at the Annual Meeting. This means that the director nominees receiving the most affirmative votes are elected for the available Board positions. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors.

The vote to approve the amendment to our second amended and restated certificate of incorporation to effect a reverse split of our Common Stock will require the affirmative vote of holders of a majority of the outstanding shares of our Common Stock. Abstentions are considered shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting “against” Proposal No. 2 because it represents one less vote for approval. Because brokers generally have discretionary authority to vote on Proposal No. 2, broker non-votes are generally not expected to result from the vote on Proposal No. 2.

Ratification of the appointment of KPMG LLP as our independent registered public accountant requires the affirmative vote of a majority of the shares of voting stock present in person or represented by proxy at the meeting and entitled to vote on this matter.

We will provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise specified) of our Annual Report on Form 10‑K, as filed with the U.S. Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2021. Any such request should be directed to Erin C. Simonson, Corporate Secretary, at 1360 Post Oak Boulevard, Suite 1800, Houston, Texas 77056.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

Our business and affairs are managed under the direction of our Board. Our second amended and restated certificate of incorporation specifies that the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III, each class having a three-year term of office. Under the second amended and restated certificate of incorporation, each director holds office until the annual meeting for the year in which his or her term expires and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

On November 9, 2018, we completed a business combination with U.S. Well Services, LLC (the “Business Combination”). Unless the context requires otherwise, references to “we,” “us,” “our,” “USWS” and the “Company” refer to U.S. Well Services, Inc. on and after the consummation of the Business Combination, and references to “USWS” prior to the Business Combination are to U.S. Well Services, LLC, the wholly owned subsidiary of USWS Holdings LLC (“USWS Holdings”), the entity in which we acquired a majority interest in connection with the Business Combination. In connection with the closing of the Business Combination, Joel Broussard, Ryan Carroll, Adam Klein, David Matlin, David L. Treadwell and Eddie Watson were appointed as directors. In December 2018, Richard Burnett was appointed to our Board. In March 2020, Steve Habachy was appointed to our Board. Also in connection with the closing of the Business Combination, our newly appointed Board appointed Joel Broussard as President and Chief Executive Officer, Kyle O’Neill as Chief Financial Officer and Matthew Bernard as Chief Administrative Officer.

Our Board is led by Mr. Treadwell, our independent Chairman of the Board. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate at this time. The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance.

Our Board believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with our Code of Business Conduct and Ethics, as well as all applicable legal requirements. The Board has adopted and adheres to our Corporate Governance Guidelines that the Board and our executive officers, as officer is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, promote for sound, best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of The Nasdaq Capital Market LLC (“Nasdaq”), and the regulations of the SEC, as well as best practices recognized by governance authorities, to benchmark the standards under which it operates.

The Board provides accountability, objectivity, perspective, judgment and in some cases, specific industry or technical knowledge or experience. In carrying out its responsibilities to the stockholders, the fundamental role of the Board is to ensure (1) continuity of leadership; (2) the implementation, understanding and pursuit of a sound strategy for the success of our Company; and (3) the availability of financial and management resources and the implementation of control systems to carry out that strategy. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers, the charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and other corporate governance information, are available on our website at www.uswellservices.com under the heading “Investor Relations > Governance > Governance Documents.” These materials are also available in print and free to any stockholder upon written request submitted to our principal executive offices at 1360 Post Oak Boulevard, Suite 1800, Houston, Texas 77056, Attention: Corporate Secretary. The information on our website is not a part of this Proxy Statement and is not incorporated into any of our filings made with the SEC.

As discussed more fully under “Proposal 1—Election of Directors,” two of our current directors, Joel Broussard and Richard Burnett, have been nominated for re-election at the Annual Meeting because of the expiration of the term of their class, Class I, on our Board.

The following table sets forth the names and ages of all current directors, the positions and offices with us held by such persons, the years in which their current terms as directors expire and the length of their continuous service as a director:

Name	Director Since	Age	Position	Expiration of Term
David L. Treadwell	Nov. 2018	67	Chairman of the Board	2024
Joel Broussard	Nov. 2018	55	President, Chief Executive Officer & Director	2022
Richard Burnett	Dec. 2018	48	Director	2022
Ryan Carroll(1)	Nov. 2018	39	Director	2024
Steve S. Habachy	Mar. 2020	44	Director	2023
Adam Klein(2)	Nov. 2018	44	Director	2023
David Matlin	Nov. 2018	60	Director	2023
Eddie Watson(2)	Nov. 2018	67	Director	2024

(1)	Mr. Carroll was designated as a director by USWS Holdings in connection with the Business Combination.
(2)

Messrs. Klein and Watson were designated as directors by Crestview Advisors, L.L.C. (“Crestview”) in connection with the Business Combination. Crestview is entitled to designate for nomination by us for election (i) two directors to serve on our Board for so long as Crestview beneficially owns at least 14.3% of the outstanding shares of Common Stock, one of whom must qualify as an independent director pursuant to Nasdaq rules, and (ii) one director for so long as Crestview beneficially owns at least 5% and less than 14.3% of the outstanding shares of Common Stock.

David L. Treadwell has been a member of our Board since the Business Combination and currently serves as Chairman of the Board, as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Prior to, and until the commencement of, the Business Combination, Mr. Treadwell served as director of USWS since March 2017. Currently, Mr. Treadwell serves on the boards of Visteon Corporation and Flagstar Bank, both publicly traded on U.S. stock exchanges. Mr. Treadwell formerly served on the board of directors of Fairpoint Communications (NASDAQ: FRP) from January 2011 until the company was sold to Consolidated Communications in June 2017. In addition, Mr. Treadwell is chairman of the board of two other private companies. From 2006-2011, Mr. Treadwell was president and chief executive officer of EP Management Corporation (formerly EaglePicher Corporation). Prior to that, Mr. Treadwell had been chief operating officer of EP Management Corporation, and prior to that, a division president. Mr. Treadwell was also CEO of Oxford Automotive, a $1-billion automotive supplier, where he led the restructuring of the company. Mr. Treadwell was with Prechter Holdings for 19 years, ultimately serving as its CEO. Mr. Treadwell holds a BA with high honors in Business Administration from the University of Michigan.

We believe Mr. Treadwell is well qualified to serve on our Board due to his background as an experienced executive with knowledge of business, operations, corporate strategy and risk management, as well as his experience with distressed companies and turnaround situations.

Joel Broussard has served as our President and Chief Executive Officer and has been a member of our Board since the Business Combination. Prior to the Business Combination, he served as a director of USWS and as Chief Executive Officer of USWS since February 2017. Mr. Broussard founded ORB Investments, LLC in February 2012 and was most recently a principal investor in Go-Coil, LLC from August 2008 until December 2011. Additionally, Mr. Broussard was the founder and Chief Executive Officer of Gulf Offshore Logistics, LLC from April 2003 until December 2014 and GOL Docks, LLC from March 2007 until March 2012. Prior to founding Gulf Offshore Logistics, LLC and GOL Docks, LLC, Mr. Broussard worked in sales and marketing with C&G Marine for over 7 years and was a member of the United States Army. Mr. Broussard attended Nicholls State University.

We believe Mr. Broussard is well qualified to serve on our Board due to his background as an experienced executive with knowledge of business, operations and corporate strategy and due to his technical experience in the oil and gas services industry, including the hydraulic fracturing market. Mr. Broussard brings to our Board his experience as our President and CEO; extensive knowledge of our strategy, markets, competitors, financial and operational issues; demonstrated commitment to our health, safety, environmental and social responsibility; demonstrated ability to continually create vision and alignment for our Company while achieving growth; and extensive oil service industry experience.

Richard Burnett has been a member of our Board since December 2018 and currently serves as Chairman of the Audit Committee. Mr. Burnett became the President and Chief Executive Officer of Silver Creek Exploration, a privately owned independent oil and natural gas company engaged in the acquisition, development and exploration of non-operated unconventional natural gas and oil resources in the United States in November 2019. He previously served as Chief Financial Officer of Covey Park Energy, a private E&P company sponsored by Denham Capital, from July 2017 until Covey Park Energy was sold to Comstock Resources in July 2019. Prior to joining Covey Park Energy, Mr. Burnett served as Chief Financial Officer of Double Eagle Energy Holdings II, a U.S. onshore E&P partnership with Apollo Natural Resource Partners from August 2016 until its sale to Parsley Energy, Inc. during the first half of

2017. Prior to Double Eagle Energy Holdings II, Mr. Burnett spent three years at EXCO Resources, Inc., a publicly-traded, U.S. onshore, E&P company serving as Vice President, Chief Financial Officer and Chief Accounting Officer. From 2002 to November 2013, Mr. Burnett was at KPMG LLP, an international accounting firm where he served as the Partner in Charge of the Energy Audit Practice within the Dallas / Ft. Worth Business Unit starting in June of 2012. Prior to joining KPMG LLP, Mr. Burnett spent time at Arthur Anderson LLP and Marine Drilling Companies, Inc. Mr. Burnett serves on the board of directors and as chairman of the audit committee of Select Energy Services, Inc., on the board of directors and as a member of the audit committee and compensation committee of Ranger Oil Corporation, and on the wind down board of directors of Sunrise Oil & Gas, Inc. Mr. Burnett is a Certified Public Accountant in the State of Texas and received a B.B.A in Accounting from Texas Tech University.

We believe Mr. Burnett is well qualified to serve on our Board due to his extensive business and financial expertise from his two decades of financial management, accounting and public company expertise in the oil and gas accounting industries, and as an experienced executive

Ryan Carroll has been a member of our Board since the Business Combination and currently serves as a member of each of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Carroll is currently a Managing Director and Head of Portfolio Management within the Private Credit Group at TCW Asset Management Company, LLC, which he joined in July 2016. Prior to joining TCW, Mr. Carroll was a Managing Director within the US Private Capital Group at BlackRock Financial Management, Inc. from March 2015 until April 2016. He joined BlackRock in March 2015 with the acquisition of BlackRock Kelso Capital Advisors, which he joined in November 2005 and had served as a Managing Director from December 2012 until March 2015. Prior to joining BlackRock Kelso Capital, Mr. Carroll worked in the leveraged finance group at JPMorgan, where he began his career in 2004. Since September 2020, Mr. Carroll has served on the boards of AGY Equity, LLC, a manufacturer of specialty fiber glass yarns, and SSI Parent, LLC, a distributor of school supplies, furniture and curriculum. Since February 2021, Mr. Carroll has served on the board of RT Holdings Parent, LLC, the owner of over 200 restaurants operating under the Ruby Tuesday name. Previously, Mr. Carroll served on the board of USWS from May 2018 until November 2018, Marketron Broadcast Solutions, LLC from June 2012 to January 2016 and Bankruptcy Management Solutions, Inc. from October 2010 to January 2016. Mr. Carroll holds a BSBA with majors in finance, accounting and international business from the Olin School of Business at Washington University in St. Louis.

We believe Mr. Carroll is well qualified to serve on our Board due to his background overseeing numerous performing and distressed portfolio companies and his service as a director on a number of private company boards, which provides us with an experienced investor who has been deeply involved in the formulation of long-term strategic plans, acquisition strategy and construction of management incentive plans.

Steve Habachy has been a member of our Board since March 2020 and currently serves as a member of each of the Audit Committee and Compensation Committee. Mr. Habachy has served as Co-Founder/Board Member/President and Chief Operating Officer of WildFire Energy LLC since June 2019. Prior to that, Mr. Habachy served as Chief Operating Officer and Executive Vice President of Wildhorse Resource Development Corporate (NYSE: WRD) and WildHorse Resources II LLC from September 2016 until February 2019. Mr. Habachy joined WildHorse Resources LLC in 2010, where he served as Vice President of Operations from May 2010 to December 2012. From January 2013 to August 2016, Mr. Habachy served as Vice President, Operations of WildHorse Resources Management Company. From March 2007 to April 2010, Mr. Habachy was a Partner of Winter Ridge Energy LLC, where he served as Vice President of Engineering and Operations. Prior to 2007, Mr. Habachy served in a wide variety of technical engineering and management roles in Louisiana, East Texas and the Gulf Coast with Anadarko Petroleum and Hilcorp Energy Company. Further, Mr. Habachy served on the External Advisory Committee for the Department of Petroleum and currently serves on the Executive Chancellor’s Council for the UT System. Mr. Habachy received his bachelors and masters degrees in petroleum engineering from the University of Texas at Austin.

We believe Mr. Habachy is well qualified to serve on our Board due to his experience in the oil and natural gas exploration and production industry and background as an executive with knowledge of business, operations and corporate strategy.

Adam Klein has been a member of our Board since the Business Combination and currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. Mr. Klein joined Crestview Partners in 2007 and is a partner, Chairman of the ESG committee and a member of the Investment Committee. Mr. Klein leads investments that span our industry capabilities with a focus on climate adaption. Prior to joining Crestview Partners in 2007, Mr. Klein worked as an investment professional at Centennial Ventures, Inc., where he invested in early- to mid-stage companies across multiple industries. Before joining Centennial Ventures, Mr. Klein worked in the Mergers & Acquisitions group at Compass Partners from 2001 to 2003, advising corporations and private equity firms on a wide range of transactions. Previously, Mr. Klein worked in the Media & Telecom group at Donaldson, Lufkin & Jenrette and then Credit Suisse from 2000 through 2001. Mr. Klein serves on the board of directors of CP Energy Services, Inc., W Energy Partners II and Upwell Water. Mr. Klein served on the board of directors of Endurance Lift Holdings, LLC from December 2011 to August 2018, Silver Creek Oil & Gas, LLC from May 2012 to August 2018, FBR & Co. from

February 2010 to June 2014 and Select Energy Services, Inc. from November 2016 to May 2020. Mr. Klein received an M.B.A. from Harvard Business School and an A.B. in Economics from Harvard College.

We believe Mr. Klein is well qualified to serve on our Board because of his private equity investment and company oversight experience, significant familiarity with our industry, and background with respect to acquisitions, debt financings and equity financings.

David J. Matlin has been a member of our Board since the Business Combination. Mr. Matlin previously served as the Chief Executive Officer and a director of USWS since inception in March 2016 to November 2018. Mr. Matlin is co-founder, Chief Executive Officer and Chief Investment Officer of MatlinPatterson Global Advisers LLC (MatlinPatterson), a distressed securities investment manager, which he co-founded in July 2002. Since 2015, he has served as the Chief Executive Officer (and a managing principal since December 2012) of MatlinPatterson Asset Management L.P. Prior to forming MatlinPatterson, Mr. Matlin was a Managing Director at Credit Suisse, and headed their Global Distressed Securities Group upon its inception in 1994. From 1988 to 1994, he served as a Managing Director and founding partner of Merrion Group, L.P. Mr. Matlin began his career as a securities analyst at Halcyon FSB Investments from 1986 to 1988. Since May 2021, Mr. Matlin has served as Chairman of the Board and as member of the Nominating & Corporate Governance Committee of Clene Nanomedicine Inc. In December 2000, he was appointed to the board of directors of MedTech Acquisition Corp. and Pristine Surgical, LLC. Mr. Matlin has also served on the board of directors of Traffk LLC since September 2020. Mr. Matlin previously served on the board of directors of Flagstar Bank FSB, a federally chartered savings bank, and Flagstar Bancorp, Inc. (NYSE: FBC), a savings and loan holding company, from January 2009 until June 2021. Mr. Matlin also served as Chair of Flagstar Bancorp, Inc.’s Nominating/Corporate Governance Committee during the same period, having previously served as Chair of its Compensation Committee from January 2009 to January 2018 and as a member of that committee until March 2018. Mr. Matlin served on the board of directors of CalAtlantic Group, Inc. (NYSE: CAA), a U.S. homebuilder, from 2009 to 2018 and Global Aviation Holdings, Inc., an air charter company, from 2006 to 2012. Mr. Matlin obtained his JD from the Law School of the University of California at Los Angeles and a Bachelor of Science degree from the Wharton School of the University of Pennsylvania

We believe Mr. Matlin is well qualified to serve on our Board due to his background in distressed companies and his experience serving on several public company boards, which bring leadership, risk assessment skills and public company expertise.

Eddie Watson has been a member of our Board since the Business Combination and currently serves as a member of the Compensation Committee. Mr. Watson worked at Halliburton from 1981 through 2015 where he served in increasing roles of responsibility, most recently as Southern U.S. Region Operations Manager. During his tenure at Halliburton, Mr. Watson worked in several regions throughout the U.S., the Far East and the Middle East. Mr. Watson has been retired since 2015. Mr. Watson received a B.S. in Mechanical Engineering from New Mexico State University in 1980.

We believe Mr. Watson is well qualified to serve on our Board because of his extensive management and technical experience in the oil and gas services industry, including the hydraulic fracturing market.

Board Diversity

The table below provides certain information regarding the diversity of our Board as of the date of this Proxy Statement.

Board Diversity Matrix (As of March 30, 2022)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	0	5	0	3
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	3
Directors who are Military Veterans: 1

Meetings of Our Board of Directors and Committees of the Board

Our Board has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board is not involved in our day‑to‑day operations. The Board is kept informed of our business through discussions with our President and Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and committee meetings.

Our Board currently has three standing committees: Audit, Compensation and Nominating and Corporate Governance. Actions taken by our committees are reported to the full Board. Each committee conducts an annual evaluation of its duties and is expected to conduct an annual review of its charter. Each committee has authority to retain, set the compensation for, and terminate consultants, outside counsel and other advisers as that committee determines to be appropriate.

Audit Committee.  The members of our Audit Committee are Richard Burnett, Ryan Carroll and Steve Habachy, with Mr. Burnett serving as chairman. Our Board has determined that all members of our audit committee are independent, within the meaning of SEC and Nasdaq regulations for independence for audit committee members, under our corporate governance guidelines, and in accordance with our audit committee charter. In addition, our Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the current listing standards of the Nasdaq and in accordance with our audit committee charter.

The Board has also determined that Mr. Burnett is an “audit committee financial expert” (as defined in the SEC rules) because he has the following attributes: (i) an understanding of generally accepted accounting principles in the United States of America and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Mr. Burnett has acquired these attributes by his educational background and by having various positions that provided relevant experience, as described in his biographical information under “Our Board of Directors and Its Committees—The Board of Directors” above.

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent registered public accounting firm and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent registered public accounting firm. The Audit Committee charter also gives this committee authority to fulfill its obligations under SEC and Nasdaq requirements, which include:

•	overseeing responsibilities relating to our accounting, auditing and financial reporting practices, as well as responsibilities associated with our external and internal audit staffing and planning;
•	reviewing analyses of significant accounting and financial reporting issues associated with our financial statements and filings with the SEC;
•	reviewing and discussing the adequacy of the Company’s internal controls;
•	reviewing auditor independence and performance;
•	approving non-audit services and reviewing how such non-audit services relate to the auditor’s independence; and
•	establishing “whistleblower” policies and procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent registered public accounting firm and our Vice President, Internal Audit and Process Controls after Audit Committee meetings. In 2021, our Audit Committee held five (5) meetings, including telephonic meetings, and acted by unanimous written consent one (1) time.

The written charter adopted by our Audit Committee is available on our website at www.uswellservices.com.

Compensation Committee.  The members of our Compensation Committee are David L. Treadwell, Steve Habachy, Adam Klein and Eddie Watson, with Mr. Treadwell serving as chairman. Our Board has determined that each member of the Compensation Committee meets the Nasdaq standards for independence, and is a “Non‑Employee Director” as defined in Rule 16b‑3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The principal duties of the Compensation Committee under its charter include:

•	evaluating the performance of and approving all elements of compensation for the chief executive officer;
•	reviewing and approving compensation policies and practices for other executive officers, including all elements of their compensation;
•	reviewing and approving major changes in employee benefit plans;
•	reviewing short-term and long-term incentive program designs and equity grants;
•	reviewing and approving any agreements between the Company and our executive officers, including those related to a change in control;
•	reviewing and recommending to the Board the compensation of our independent directors; and
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reviewing our overall compensation philosophy to ensure that the policy appropriately links management interests with those of stockholders, rewards executives for their contributions and provides appropriate retention incentives.

The Compensation Committee may delegate to its chairman, any one of its members or any sub-committee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances.

The Compensation Committee annually reviews all elements of compensation for our officers, utilizing peer group compensation practices and performance, both internally and relative to peers as part of its process to help ensure that our total compensation program is consistent with our compensation philosophies. In discharging its duties and responsibilities, the Compensation Committee has the sole authority to retain, manage and terminate outside consultants. In determining compensation levels for executive officers and non-employee directors, the Compensation Committee reviews compensation survey data supplied by the Company.

The chief executive officer does not have a role in setting his own base salary, annual cash bonus, or the size of his annual equity compensation award. The Compensation Committee reviews the specific corporate goals and objectives relevant to the compensation of the chief executive officer and evaluates the chief executive officer’s performance and pay in an executive session, in light of those goals and objectives. Based on the Compensation Committee’s annual review and evaluation for 2021, it determined and approved the chief executive officer’s total compensation level, including base salary, cash incentive compensation and long-term incentive awards. Our chief executive officer provided recommendations for each executive officer’s base salary, annual cash bonus and target annual equity award for the Compensation Committee’s review. The Compensation Committee considered these factors in setting base salaries, annual targets and ratings associated with incentive compensation awards, selecting appropriate structures for long-term incentives, and ensuring that the total compensation program is consistent with our compensation philosophy and peer company practices. In 2021, our Compensation Committee held four (4) meetings, including telephonic meetings.

The written charter adopted by our Compensation Committee is available on our website at www.uswellservices.com.

Nominating and Corporate Governance Committee.  The members of our Nominating and Corporate Governance Committee are Adam Klein, Ryan Carroll and David L. Treadwell, with Mr. Klein serving as chairman. Our Board has determined that all members of the Nominating and Corporate Governance Committee who currently serve are independent pursuant to the Nasdaq standards for independence and in accordance with our nominating and corporate governance committee charter.

The principal duties of the Nominating and Corporate Governance Committee under its charter include:

•	identifying and recommending qualified nominees for election to the Board;
•	making recommendations to the Board concerning the structure and membership of other Board committees;
•	reviewing and reporting to the Board whether our directors are “independent” as defined under the rules and regulations adopted by the SEC and the Nasdaq corporate governance listing standards;
•	making recommendations to the Board from time to time regarding matters of corporate governance and assisting the Board in implementing those practices;
•	reviewing and assessing our Corporate Governance Guidelines and Code of Business Conduct and Ethics, including the structure, implementation and effectiveness of our compliance program; and
•	overseeing the annual evaluation of the Board and its committees.

Stockholders may submit recommendations for future candidates for election to the Board for consideration by the Nominating and Corporate Governance Committee by writing to our principal executive offices at 1360 Post Oak Boulevard, Suite 1800, Houston, Texas 77056, Attention: Corporate Secretary and complying with the procedures described in Section 3.2 of our Bylaws. To suggest a director nominee for our 2023 Annual Meeting of Stockholders, stockholders should submit a timely notice recommending the candidate and including the information required by Section 3.2(d) of our Bylaws. In addition, the notice should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board if elected. All submissions from stockholders satisfying these requirements will be reviewed by the Nominating and Corporate Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Corporate Governance Committee advises the Board with respect to the combination of skills, experience, perspective and diversity that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. In addition, the Nominating and Corporate Governance Committee considers it prudent, as part of the search process for any new director, that women and minorities are included in the pool of candidates. Further, the Nominating and Corporate Governance Committee may consider, among other factors, diversity of experience, age, skill, independence qualifications, the number of other public companies for which the prospective nominee serves as a director, the availability of the person’s time and commitment to the Company and whether prospective nominees have relevant business and financial experience and have industry or other specialized expertise. Although the Nominating and Corporate Governance Committee considers diversity of talents, expertise and occupational and personal backgrounds in connection with its role of recommending candidates, the Board does not have a formal diversity policy.

Nominees to be evaluated by the Nominating and Corporate Governance Committee for future vacancies on the Board will be selected from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Corporate Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. In 2021, our Nominating and Corporate Governance Committee held four (4) meetings, including telephonic meetings.

The written charter adopted by our Nominating and Corporate Governance Committee is available on our website at www.uswellservices.com.

Corporate Governance Matters

Corporate Governance Web Page and Available Documents.  We maintain a corporate governance page on our website at https://ir.uswellservices.com/corporate-governance/governance-documents where you can find the following documents:

•	our Code of Business Conduct and Ethics;
•	our Code of Ethics for Senior Financial Officers;
•	our Corporate Governance Guidelines;
•	our Whistleblower Policy; and
•	charters of our Audit, Compensation and Nominating and Corporate Governance Committees.

Notwithstanding any reference to our website contained in this Proxy Statement, the information you may find on our website is not part of this Proxy Statement. We will provide a printed copy of these documents, without charge, to stockholders who request copies in writing to U.S. Well Services, Inc., 1360 Post Oak Boulevard, Suite 1800, Houston, Texas 77056, Attention: Corporate Secretary.

Code of Business Conduct and Ethics and Code of Ethics.  We are committed to establishing and maintaining an effective compliance program that is intended to increase the likelihood of preventing, detecting, and correcting violations of law and Company policy. We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We have also adopted a Code of Ethics for Senior Financial Officers applicable to our chief executive officer, chief financial officer, chief administrative officer, controller and other senior officers. We employ EthicsPoint, an independent third-party dedicated hotline, for employees, officers, directors and external parties to anonymously report violations of our Code of Business Conduct and Ethics or complaints regarding accounting and auditing practices. Reports of possible violations of Company policy and the law are reported to our Nominating and Corporate Governance Committee. Reports of possible violations of financial or accounting policies are reported to our Audit Committee. Our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers may be reviewed on our website at www.uswellservices.com under the heading “Investor Relations > Governance > Governance Documents.”

We will disclose amendments to, or waivers of, our Code of Business Conduct and Ethics or Code of Ethics for Senior Financial Officers that are required to be disclosed under the SEC and Nasdaq requirements through our website. Any waiver of our Code of Business Conduct and Ethics or Code of Ethics for Senior Financial Officers must be approved by the Board or a relevant Board committee.

Corporate Governance Guidelines.  Our Corporate Governance Guidelines contain general principles and practices regarding the function of the Board and the Board Committees. The Corporate Governance Guidelines are reviewed regularly by the Nominating and Corporate Governance Committee and revised when appropriate. Our Corporate Governance Guidelines address many of the items discussed above, and also include, among other things, the following items concerning the Board:

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Composition of the Board. Our Corporate Governance Guidelines require that the independent directors of our Board consider whether director candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

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Board, Committee and Individual Director Evaluations. Each year, our directors complete an evaluation process focusing on an assessment of Board operations as a whole. Additionally, each of the Audit, Compensation and Nominating and Corporate Governance Committees conducts a separate evaluation of its own performance and the adequacy of its charter. These evaluations assess the diversity of talents, expertise and occupational and personal backgrounds of the Board members. The Nominating and Corporate Governance Committee coordinates the evaluation of the Board and committee operations and reviews and reports the results to the Board.

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Board Continuing Education. We provide continuing education to our non-employee directors, which includes written materials and meetings. The continuing education program is designed to provide general information about our Board and its committees; a review of director duties and responsibilities; and comprehensive information about our challenges. The Board believes that ongoing education is important for maintaining a current and effective Board. Accordingly, our Board encourages directors to participate in ongoing education.

Board Role in Risk Oversight.  The Board oversees the Company’s management and, with the assistance of management, is actively involved in oversight of risks that could affect the Company. The Board engages in the oversight of risk in various ways, including (i) reviewing and approving management’s operating plans and considering any risks that could affect operating results; (ii) reviewing the structure and operation of our various departments and functions; and (iii) in connection with the review and approval of particular transactions and initiatives, reviewing related risk analyses and mitigation plans.

The Board has also delegated certain risk oversight responsibility to committees of the Board as follows: (i) the Audit Committee meets periodically with management to discuss the Company’s process for assessing and managing risks, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures; (ii) the Compensation Committee reviews the Company’s incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking and discusses, at least annually, the relationship between risk management policies and practices and compensation; and (iii) the Nominating and Corporate Governance Committee oversees risk related to corporate governance. Our executive officers regularly report to the full Board and, as appropriate, the committees of the Board regarding enterprise risk that the Company must mitigate and manage.

Board Meetings, Annual Meeting of Stockholders and Attendance.  Our Board held twenty-three (23) meetings during 2021, including telephonic meetings, and acted by unanimous written consent four (4) times. Each director attended at least 75% of the total number of meetings of the Board and the committee(s) on which such director serves during the period that such director served as a director or on such committee(s) in 2021. Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we encourage directors to attend. All of our directors attended our 2021 Annual Meeting.

Director Independence.  The Nominating and Corporate Governance Committee conducted a review of the independence of the members of the Board and its committees and reported its findings to the full Board at its March 28, 2022 meeting. Currently, other than Mr. Broussard, each of our directors is a non-employee director. The Nominating and Corporate Governance Committee reviewed all of the 2021 commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the seven non-employee directors are affiliated or employed. The transactions, relationships and arrangements reviewed by the Nominating and Corporate Governance Committee consisted of the following:

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David Matlin was previously the Chief Executive Officer of the Company until his resignation in connection with the Business Combination in 2018. Under Nasdaq guidelines, “a director who is, or at any time during the past three years was, employed by the Company” cannot be considered independent. Mr. Matlin no longer falls under these guidelines and can now be considered independent.

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Adam Klein is a partner at Crestview, which has a 40.2% ownership interest in the Company. In addition, Crestview participated in the offering of our Convertible Senior Notes as discussed in more detail under “Certain Relationship and Related Party Transactions” below.

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Ryan Carroll is a managing director and head of portfolio management within the Private Equity Group at TCW Asset Management Company, LLC, an affiliate of the TCW Group, Inc. (“TCW”), which has a 14% ownership interest in the Company.

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Richard Burnett is a member of the board of directors and serves as chairman of the audit committee of Select Energy Services (“Select”). Rockwater Energy Solutions (“Rockwater”) is a subsidiary of Select. In addition, Crestview has an investment position in both Select and USWS. Crestview has a 17.2% equity interest in Select, based on information obtained from Select’s definitive proxy statement, filed with the SEC on March 25, 2022.

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Richard Burnett is the President and Chief Executive Officer of Silver Creek Exploration (“Silver Creek”). Crestview is a joint venture partner (“JV”) of Silver Creek; however, Crestview does not control the JV. USWS is not currently engaged in any transactions with the JV, and USWS does not anticipate any transactions with the JV.

Our Board makes an annual determination as to the independence of each director, as defined under the standards adopted by Nasdaq. These standards specify certain relationships that are prohibited in order for a director to be deemed independent. In addition to these objective standards, our Board makes a subjective determination of independence by evaluating all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board reviewed and considered all relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, and our Company, our affiliates, or any entity in which our senior management has an interest. In determining whether a relationship, arrangement or transaction affects the independence of any of the interested directors, the Nominating and Corporate Governance Committee also considers the nature of the transactions and the dollar amounts involved.

Based on the report and recommendation of the Nominating and Corporate Governance Committee, the Board has affirmatively determined that each of our non-employee directors is “independent” as defined under the Nasdaq listing standards. In addition, the Board has affirmatively determined that all of the members of the Audit Committee and Compensation Committee satisfy the enhanced independence criteria required for such members under regulations adopted by the SEC and the Nasdaq listing standards. For information regarding each committee member’s business experience, please read “Our Board of Directors and Its Committees—The Board of Directors” above.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions.  The members of the Compensation Committee of the Board are Messrs. Habachy, Klein, Treadwell and Watson. Other than as described under “Certain Relationships and Related Party Transactions” below, none of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries or has any relationships requiring disclosure with the Company or any of its subsidiaries. As described further under “Certain Relationships and Related Party Transactions,” in June 2021, the Company entered into a note purchase agreement pursuant to which it sold Equity Linked Notes (as defined below) to certain purchasers including Crestview III USWS, L.P. and Crestview III USWS TE, LLC, which are affiliated with Crestview, the beneficial owner of approximately 40.2% of our Common Stock. Crestview is entitled to designate for nomination by the Company for election two directors to serve on the Company’s Board. Messrs. Klein and Watson were designated as directors by Crestview in connection with the Business Combination. In addition, Mr. Klein is a partner at Crestview. None of our executive officers has ever served on the Board or the compensation committee of any other entity that has had any executive officer serving as a member of our Board or Compensation Committee.

Environmental, Social and Governance (“ESG”) Highlights.  At USWS, ESG and principles of sustainability are inherent to our strategy and how we invest in the future. We have centered our products and business model on being an essential partner in the energy transition and are committed to providing our customers with environmental and social solutions that mitigate the impacts of hydraulic fracturing operations. Foundational to this commitment is our CleanFleet® technology – a pioneering fully electric hydraulic fracturing fleet that allows our customers to reduce greenhouse emissions, increase wellsite safety, cut noise pollution and limit community disturbance during their operations. We believe in driving improvement in all we do. Our spirit of continuous improvement extends to how to measure and manage our ESG activities. In support of our progress, we will be publishing our inaugural ESG report in 2022 to expand our transparency and disclosures in these key areas.

Environmental. We begin by recognizing and embracing the role we have in protecting the environment, which is reflected in our approach to technology, resource conservation, waste management and greenhouse gas emissions. Our operational mindset is based on (1) creating positive societal impact regarding the air, land and water in the communities where we live and work; (2) exploring and developing products and processes that minimize the environmental footprint of our operations; and (3) minimizing and eliminating the creation of waste materials. We continue to commit time and resources to researching best practices and perform ongoing audits of our processes to advance the effectiveness of our commitments.

Social.  USWS believes that all safety incidents are preventable and that priority one is having all employees go home healthy every day. To accomplish this objective, we put in place overarching systems, tools and training around safety, and actively encourage each employee to take personal responsibility for their safety as well as the safety of their entire crew. In regard to our workforce practices, USWS recognizes and celebrates the differences that each individual brings to the organization, and we view this diversity as a contributing factor to the success of the Company. We believe all employees should be treated with fairness and respect and seek to provide a workplace free from discrimination or harassment. We also encourage employees to grow personally and professionally, and provide challenging and rewarding work with opportunities for advancement. Along with competitive pay, USWS offers a comprehensive benefits package to provide for the health, welfare and retirement needs of our employees. In empowering our workforce, we also aim to support the communities in which we work and live, and we remain steadfast in taking actions to earn our social license to operate.

Governance. We strongly believe in good corporate governance and commit to high standards of ethical, moral and legal business conduct.  The policies and standards we have in place support our culture and drive personal accountability, honesty and integrity at every level of our business. Open communication is the cornerstone of strong governance, and we expect all employees to report any concerns of misconduct. We also seek business partners that share in our commitment to ethical business practices, and conduct screenings on all potential consultants and vendors.  We recognize that the proxy itself is an exercise in governance and, for additional information on our governance practices, please see our disclosures in “Our Board of Directors and Its Committees—Corporate Governance Matters” above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a written related party transaction policy with respect to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved in any calendar year will or may be expected to exceed $120,000; (2) the Company is a participant; and (3) any person who is or was (since the beginning of the last fiscal year) an executive officer, director, director nominee or any greater than 5% shareholders, or any of the immediate family members of the foregoing persons, has or will have a direct or indirect interest. The Audit Committee reviews and approves all related party transactions, and such transactions are subject to the Company’s Code of Business Conduct and Ethics. In evaluating the transaction, the Audit Committee will consider all relevant factors, including, as applicable, (1) the related party’s relationship to the Company and interest in the transaction; (2) the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved; (3) the benefits to the Company of the transaction; (4) if applicable, the availability of other sources of comparable products or services; (5) an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; (6) whether a transaction has the potential to impair director independence; and (7) whether the transaction constitutes a conflict of interest. If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The Audit Committee may establish guidelines for the Company’s management to periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

During 2021 and 2020, the following transactions or series of related transactions in which any “related person” had or will have a direct or indirect material interest and in which the amount involved exceeded the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for 2021 and 2020, were reviewed and considered:

Convertible Senior Notes—On June 24, 2021, the Company entered into a Note Purchase Agreement (the “Purchase Agreement”), with ProFrac Holdings, LLC, THRC Holdings, L.P., Crestview III USWS, Crestview III USWS TE, LLC (collectively, the “Initial Purchasers”), and Wilmington Savings Fund Society, FSB, as collateral agent for the Purchasers (the “Notes Agent”), pursuant to which the Company issued and sold (i) an aggregate of $45 million in principal amount of 16.0% Convertible Senior Secured (Third Lien) PIK Notes that are convertible into shares of the Company’s Common Stock, to certain Initial Purchasers for cash (the “Cash Notes”), (ii) an aggregate of $20 million in principal amount of 16.0% Convertible Senior Secured (Third Lien) PIK Notes to certain Initial Purchasers in exchange for shares of the Company’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), that are convertible into shares of Common Stock (the “Exchange Notes” and together with the Cash Notes, the “Equity Linked Notes”), and (iii) a 16.0% Convertible Senior Secured (Third Lien) PIK Note in the principal amount of $22.5 million that is convertible into a license agreement (the “License Linked Note”), which provides certain licensors a non-exclusive license to make and/or to offer to lease or to lease certain licensed products of the Company for three electric frac fleets. The Purchase Agreement contemplates that, within 90 days of the Initial Equity Linked Notes Closing Date (as defined in the Purchase Agreement), the Company may issue and sell additional Cash Notes and/or Exchange Notes (collectively, the “Additional Notes”) to certain additional investors for cash or to participating holders of the Series A Preferred Stock, as applicable.

On June 25, 2021, the Company entered into a First Amendment to the Purchase Agreement (the “Purchase Agreement Amendment”) with AG Energy Funding, LLC (the “Additional Purchaser” and, together with the Initial Purchasers, the “Purchasers”) and the Notes Agent, pursuant to which it issued and sold Additional Notes as follows: (i) a 16.0% Convertible Senior Secured (Third Lien) PIK Note in the principal amount of $19 million that is convertible into shares of Common Stock (the “Additional Equity Note”) and (ii) a 16.0% Convertible Senior Secured (Third Lien) PIK Note in the principal amount of $19 million that is convertible into shares of Common Stock in exchange for shares of Series A Preferred Stock (the “Additional Exchange Note” and, together with the Equity Linked Notes, the License Linked Note and the Additional Equity Note, the “Notes”).

Crestview III USWS, L.P. and Crestview III USWS TE, LLC, two of the Purchasers to which the Company issued and sold (i) an aggregate of $20 million in principal amount of 16.0% Convertible Senior Secured (Third Lien) PIK Notes that are convertible into shares of the Company’s Common Stock for cash; and (ii) an aggregate of $20 million in principal amount of 16.0% Convertible Senior Secured (Third Lien) PIK Notes in exchange for 15,588 shares of the Company’s Series A Preferred Stock, are affiliated with Crestview, the beneficial owner of approximately 40.2% of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management” below. Crestview is entitled to designate for nomination by the Company for election two directors to serve on the Company’s Board. Messrs. Klein and Watson were designated as directors by Crestview in connection with the Business Combination. In addition, Mr. Klein is a partner at Crestview.

Series B Convertible Redeemable Preferred Stock—On March 31, 2020, the Company entered into a Purchase Agreement (the “Series B Purchase Agreement”) with certain institutional investors (collectively, the “Series B Purchasers”) to issue and sell in a private placement, 21,000 shares of Series B Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) exercisable for shares of Common Stock, for an aggregate purchase price of $21 million. On April 1, 2020, the Series B Purchasers purchased all of the Series B Preferred Stock.

On September 15, 2021, the Company sent an Issuer Conversion Notice to the Series B Purchasers pursuant to which all outstanding shares of Series B Preferred Stock were converted into shares of the Company’s Common Stock.

Crestview III USWS, L.P. and Crestview III USWS TE, LLC, two of the Series B Purchasers, are affiliated with Crestview, the beneficial owner of approximately 40.2% of our Common Stock.

Regiment Capital Special Situations Fund V, L.P., a Series B Purchaser, is affiliated with TCW, the beneficial owner of approximately 14% of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management” below. Ryan Carroll is a managing director and head of portfolio management within the Private Credit Group at TCW Asset Management Company, LLC, an affiliate of TCW.

David J. Matlin, a Series B Purchaser, is a member of our Board.

David L. Treadwell, a holder of Series B Preferred Stock, is a member of our Board.

Related Party Purchase—In 2020, the Company purchased chemicals from Rockwater for use in its hydraulic fracturing operations, totaling $5.6 million. Rockwater is a subsidiary of Select. Richard Burnett, a member of our Board and chairman of our Audit Committee is also a member of the board of directors and serves as the chairman of the audit committee of Select. Adam Klein, a member of our Board, served on the board of directors of Select until his retirement on May 8, 2020. In addition, Crestview has an investment position in both Select and USWS.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us currently held by such persons and the months and years in which continuous service began:

Name	Executive Officer Since	Age	Position
Joel Broussard	Nov. 2018	55	President, Chief Executive Officer & Director
Kyle O’Neill	Nov. 2018	43	Chief Financial Officer
Matthew Bernard	Nov. 2018	51	Chief Administrative Officer

Our executive officers are appointed to serve until the meeting of the board following the next annual meeting of stockholders and until their successors have been elected and qualified. The following paragraphs contain certain information about each of our executive officers other than Mr. Broussard, whose biographical information is included under the heading “Our Board of Directors and Its Committees—The Board of Directors” above.

Kyle O’Neill has served as our Chief Financial Officer since the Business Combination. Previously, Mr. O’Neill was a Managing Director of TCW’s Direct Lending Group from January 2013 to December 2018. TCW acquired the Direct Lending Group from Regiment Capital in 2013, where Mr. O’Neill worked since October 2005 as an investment professional in the Special Situations Group. Prior to that, Mr. O’Neill held various positions within the investment banking firms of JPMorgan and Baxter Bold & Company from 2000. Mr. O’Neill received a BA from Michigan State University’s Eli Broad College of Business.

Matthew Bernard has served as our Chief Administrative Officer since the Business Combination. Previously, Mr. Bernard served as the Chief Financial Officer of USWS from August 2014 to November 2018. Mr. Bernard was President of Gulf Offshore Logistics, LLC from June 2010 until arriving at USWS in August 2014. Prior to that, Mr. Bernard served as Executive Vice President/Chief Financial Officer of Gulf Offshore Logistics, LLC from 2007 until 2010 and as Corporate Controller for Edison Chouest Offshore from May 2002 until 2007. From August 1992 to April 2002, Mr. Bernard worked domestically and internationally for Ernst & Young. Mr. Bernard holds a Bachelor of Science in Accounting from Nicholls State University.

DELINQUENT SECTION 16(a) REPORTS

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and any persons who beneficially own more than 10% of our Common Stock, are required to file initial reports of ownership and reports of changes in ownership with the SEC. Based upon our review of copies of such reports for our 2021 fiscal year and written representations from our directors and executive officers, we believe that our directors and executive officers, and beneficial owners of more than 10% of our Common Stock, timely complied with all applicable filing requirements for our 2021 fiscal year, except that (i) THRC Holdings, LP did not timely file a Statement of Changes in Beneficial Ownership of Securities on Form 4 relating to the acquisition of Common Stock in an open market purchase on June 30, 2021, the acquisition of 16.0% Convertible Senior Secured (Third Lien) PIK Notes on June 24, 2021 or the conversion of the 16.0% Convertible Senior Secured (Third Lien) PIK Note on June 27, 2021; and (ii) David Matlin did not timely file a Statement of Changes in Beneficial Ownership of Securities on Form 4 relating to the conversion of the Series B Preferred Stock on September 17, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 28, 2022, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our current executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. As of March 28, 2022, we had 77,066,612 shares of Common Stock outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 1360 Post Oak Boulevard, Suite 1800, Houston, Texas 77056.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Crestview(2)	38,464,948	40.2%
The TCW Group, Inc.(3)	10,757,198	14.0%
THRC Holdings, LP(4)	11,307,034	12.8%
Angelo, Gordon & Co., L.P.(5)	8,793,479	10.2%
Joel Broussard(6)	739,778	1.0%
Kyle O’Neill(7)	105,305	*
Matthew Bernard(8)	160,230	*
Richard A. Burnett(9)	26,203	*
Ryan Carroll	—	—
Steve S. Habachy(10)	16,974	*
Adam J. Klein(11)	—	—
David J. Matlin(12)	3,598,121	4.6%
David L. Treadwell(13)	388,503	*
Eddie M. Watson(14)	19,653	*
All directors and executive officers as a group (11 individuals)(15)	5,057,057	4.3%

*	Less than 1%
(1)

For each stockholder, in accordance with Rule 13d-3 promulgated under the Exchange Act, this percentage is determined by assuming the named stockholder exercises all options, warrants and other instruments pursuant to which the stockholder has the right to acquire shares of our Common Stock within 60 days of March 28, 2022, but that no other person exercises any options, warrants or other purchase rights (except with respect to the calculation of the beneficial ownership of all directors and executive officers as a group, for which the percentage assumes that all directors and executive officers exercise any options, warrants or other purchase rights).

(2)

Based on information obtained from a Schedule 13D/A and Form 4, each of which were filed with the SEC on March 2, 2022. Consists of (i) 18,831,237 shares of Common Stock and 34,036 shares of Common Stock transferred by Matlin & Partners Acquisition Sponsor LLC (“Sponsor Transferred Shares”) held directly by Crestview III USWS, L.P. (“Crestview III LP”), (ii) 929,458 shares of Common Stock and 1,680 Sponsor Transferred Shares held directly by Crestview III USWS TE, LLC (“Crestview III LLC”), (iii) 1,035,715 shares of Common Stock issuable upon exercise of warrants that became exercisable 30 days after closing of the Business Combination received by Crestview III LP and Crestview III LLC (collectively, the “Crestview Entities”), (iv) 711,113 shares of Common Stock issuable upon exercise of warrants issued in May 2019 to the Crestview Entities, (v) 6,976,744 shares of Common Stock issuable upon exercise of the warrants received by the Crestview Entities in connection with the entry by Crestview III USWS Holdings 2, L.P. (“Crestview Lender”) into, and as a condition to the effectiveness of, a Consent and Sixth Amendment to Senior Secured Term Loan Credit Agreement dated February 28, 2022 (the “Credit Agreement Amendment”), (vi) 268,463 shares of Common Stock issuable upon conversion of 4,412 of the shares of Series A Preferred Stock issued to the Crestview Entities pursuant to the Series A Purchase Agreement dated May 23, 2019 by and among the Crestview Parties, the Issuer and the other purchasers party thereto (the “Series A Purchase Agreement”) and (vii) 9,676,502 shares of Common Stock issuable upon conversion of $43,374,933 in aggregate principal amount of the 16.0% Convertible Senior Secured (Third Lien) PIK Note issued to the Crestview Entities pursuant to the Purchase Agreement, in each case, for which Crestview Partners III GP, L.P. may be deemed to be the beneficial owner. Excludes any shares of Common Stock that may be issued upon exercise of any additional warrants issued pursuant to the Series A Purchase Agreement that may be issued after the date hereof. Decisions by Crestview Partners III GP, L.P. to vote or dispose of the interests held by Crestview require the approval of a majority of the seven members of its investment committee and its chairman, which is composed of the following individuals: Barry S. Volpert (chairman), Thomas S. Murphy, Jr., Dan Kilpatrick, Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose and Adam J. Klein. None of the foregoing persons has the power individually to vote or dispose of any of such interests. Each of the foregoing individuals, in his capacity as solely a member of the investment committee, disclaims beneficial ownership of all such interests. The business address of each of the foregoing is c/o Crestview Advisors, L.L.C., 590 Madison Avenue, 36th Floor, New York, New York.

(3)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 9, 2022 by The TCW Group, Inc. (“TCW”), on behalf of itself and its direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”). The TCW Business Unit is primarily engaged in the provision of investment management services. The TCW Business Unit is managed separately and operated independently. Investment funds affiliated with The Carlyle Group, L.P. (“The Carlyle Group”) hold a minority indirect ownership interest in TCW that technically constitutes an indirect controlling interest in TCW that technically constitutes an indirect controlling interest in TCW. The principal business of The Carlyle Group is acting as a private investment firm with affiliated entities that include certain distinct specialized business units that are independently operated including the TCW Business Unit. Entities affiliated with The Carlyle Group may be deemed to share beneficial ownership of the securities reported herein. Information barriers are in place between the TCW Business Unit and The Carlyle Group. Therefore, in accordance with Rule 13d-4 under the Exchange Act, The Carlyle Group disclaims beneficial ownership of the shares beneficially owned by the TCW Business Unit. The TCW Business Unit disclaims beneficial ownership of any shares which may be owned or reported by The Carlyle Group and its affiliates. Entities affiliated with The Carlyle Group may beneficially own shares of an issuer to which the Schedule 13G/A relates and such shares are not reported therein. TCW has shared voting and dispositive power with respect to all of the shares. The mailing address of TCW is 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017.

(4)

Based on information obtained from a Schedule 13D/A filed with the SEC on March 14, 2022, and consists of (i) 6,976,744 shares of Common Stock issuable to THRC Holdings, LP (“THRC”) upon exercise of warrants issued in connection with a Warrant Agreement dated February 28, 2022 (“February 2022 Warrants”), (ii) 4,272,887 shares of Common Stock issuable upon conversion of the $15,250,000 in aggregate principal amount of the 16.0% Convertible Senior Secured (Third Lien) PIK Notes issued to THRC, and (iii) 57,403 shares of Common Stock directly owned by THRC. THRC Management, LLC, as General Partner of THRC has exclusive voting and investment power over securities beneficially owned by THRC. Dan Wilks, as sole Manager of THRC Management, together with his spouse, Staci Wilks, who share the same household, may be deemed to exercise voting and investment power over securities beneficially owned by THRC.

(5)

Based on information obtained from Schedule 13D/A filed with the SEC on November 17, 2021. Angelo Gordon, in its capacity as manager of AG Funding, has sole power to vote and dispose of 8,793,479 shares of Common Stock underlying the Series A Redeemable Convertible Preferred Stock currently convertible into 305,700 shares of Common Stock, warrants exercisable into 711,112 shares of Common Stock and the 16.0% Convertible Senior Secured (Third Lien) PIK Notes (collectively, the “Derivatives”) held by other investment funds managed by Angelo Gordon (AG Energy Funding and such investment funds, the “Accounts”). As the general partner of Angelo Gordon, AG GP, LLC (“AG GP”) may be deemed to have the sole power to vote and dispose of 8,793,479 shares of Common Stock underlying the Derivatives held by AG Energy Funding and the Common Stock underlying the warrants held by other Accounts. As the co-managing member of AG GP and the co-chief executive officer of Angelo Gordon, Mr. Baumgarten may be deemed to have shared power to vote and dispose of 8,793,479 shares of Common Stock underlying the Derivatives held by AG Energy Funding and the Common Stock underlying the warrants held by other Accounts. As the co-managing member of AG GP and the co-chief executive officer of Angelo Gordon, Mr. Schwartz may be deemed to have shared power to vote and dispose of 8,793,479 shares of Common Stock underlying the Derivatives held by AG Energy Funding and the Common Stock underlying the Public Warrants held by other Accounts.  AG Energy Funding has the sole power to vote 8,679,194 shares of Common Stock underlying the Derivatives it holds and the shared power to dispose of 8,679,194 shares of Common Stock underlying the Derivatives it holds. The public warrants are currently exercisable into 114,285 shares of Common Stock.

(6)	Includes 105,557 shares of unvested restricted stock.
(7)	Includes 18,094 shares of unvested restricted stock.
(8)	Includes 48,294 shares of unvested restricted stock.
(9)	Includes 22,631 shares of unvested restricted stock.
(10)	Includes 16,974 shares of unvested restricted stock.
(11)	The business address for Mr. Klein is c/o Crestview Partners, 590 Madison Avenue, 36th Floor, New York, New York 10022.
(12)

Based on information obtained from Schedule 13D originally filed on January 3, 2019, as amended by Amendment No. 1 filed on November 14, 2019, Amendment No. 2 filed on January 2, 2020, Amendment No. 3 filed on April 6, 2020, Amendment No. 4 filed on June 23, 2020, Amendment No. 5 filed on September 28, 2021, Amendment No. 6 filed on March 7, 2022, as well as a Form 4 filed with the SEC on September 30, 2021 and March 7, 2022. The business address for Mr. Matlin is 616 Cedar Point Lane, Sag Harbor, New York 11963.

(13)	Includes 22,631 shares of unvested restricted stock. Based on information obtained from a Form 4 filed with the SEC on September 20, 2021.
(14)	Includes 16,974 shares of unvested restricted stock.
(15)	Includes aggregate disclosure for all directors and executive officers.

DIRECTOR COMPENSATION

2021 Director Compensation

The table and the accompanying narrative below summarize compensation received by the non-employee members of the Board for their service during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
David Treadwell	$160,000	$60,651	$—	$220,651
Richard Burnett	$160,000	$60,651	$—	$220,651
Steve Habachy	$120,000	$45,490	$—	$165,490
Eddie Watson	$120,000	$45,490	$—	$165,490

(1)

Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 16—Share-Based Compensation” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the director.”

(2)	As of December 31, 2021, the number of unvested restricted stock awards held by our directors was 22,631 for each of Messrs. Treadwell and Burnett and 16,974 for each of Messrs. Habachy and Watson.

Discussion of Director Compensation Table

Employee directors receive no additional compensation for service on our Board or any committee of the Board. All directors are reimbursed for out-of-pocket expenses associated with attending board and committee meetings. Our Compensation Committee reviews our director compensation program at least annually, and if changes are warranted, makes a recommendation to the full Board for approval. On August 18, 2021, our non-employee directors received an award of restricted stock under the Amended and Restated U.S. Well Services, Inc. 2018 Stock Incentive Plan (the “LTIP”), with a fair market value of $80,000 for each of Messrs. Treadwell and Burnett and $60,000 for each of Messrs. Habachy and Watson, subject to a one-year vesting period. Our non-employee directors also received an annual cash retainer of $120,000, payable on a quarterly basis and pro-rated for actual service during the year. The chairman of the Board and chairman of the audit committee received an additional $40,000 per year, also payable on a quarterly basis and pro-rated for actual service during the year.

Long-Term Incentive Awards

Non-employee directors are eligible to participate in the LTIP discussed below under the heading “Long-Term Incentive Awards.” For the purposes of determining the value of the shares of restricted stock to be issued to directors, the closing price of the Company’s Common Stock as reported on the date of grant is used, and in calculating the number of shares of restricted stock to be issued, the number of shares is rounded up to the nearest 100 shares. Grants of restricted stock to non-employee directors vest on the one-year anniversary of the date of grant (subject to acceleration in the event of a change of control) provided that the director serves continuously on our board through the vesting date. At December 31, 2021, 13,394 shares of restricted stock subject to non-employee director grants had been fully vested and 79,210 shares were not yet vested.

2022 Director Compensation

Per the compensation approved by the Board, each of the Company’s current non-employee Board members are entitled to receive an annual retainer in the amount of $120,000. The chairman of the Board is entitled to an additional $40,000 as an annual retainer and the chairman of the Audit Committee is entitled to an additional $40,000 as an annual retainer.

EXECUTIVE COMPENSATION

Our Board has entrusted the Compensation Committee with overall responsibility for establishing, implementing and monitoring our executive compensation program. Our President and Chief Executive Officer, Chief Financial Officer and Vice President, Human Resources also play a role in the implementation of the executive compensation process by overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed. All final decisions regarding our named executive officers’ compensation are made by the Compensation Committee, except in the case of our President and Chief Executive Officer where the independent members of the Board make all decisions with the benefit of recommendations from the Compensation Committee.

The following discussion describes the material elements of compensation for the Company’s named executive officers (the “Named Executive Officers” or “NEOs”) for 2021 and is presented based on the reduced disclosure rules applicable to the Company as an “emerging growth company” within the meaning of the Securities Act of 1933, as amended.

In accordance with the foregoing, the Company’s Named Executive Officers for 2021 are:

Name	Principal Position
Joel Broussard	President and Chief Executive Officer
Kyle O’Neill	Chief Financial Officer
Matthew Bernard	Chief Administrative Officer

Summary Compensation Table for the Years Ended December 31, 2021 and 2020

The following table summarizes, with respect to USWS’ NEOs, information relating to compensation for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joel Broussard	2021	$800,000	$—	$1,023,539	$—	$299,200	$13,800	$2,136,539
President and Chief Executive Officer	2020	$680,000	$—	$4,420,304	$—	$440,000	$19,218	$5,559,522
Kyle O’Neill	2021	$420,000	$—	$408,537	$—	$224,720	$13,800	$1,067,057
Chief Financial Officer	2020	$357,000	$—	$1,765,469	$—	$247,800	$14,468	$2,384,737
Matthew Bernard	2021	$390,000	$—	$188,894	$—	$162,240	$—	$741,134
Chief Administrative Officer	2020	$331,500	$—	$809,726	$—	$159,900	$4,913	$1,306,039

(1)

In 2021, the annual base salaries were $800,000, $420,000 and $390,000 for Messrs. Broussard, O’Neill and Bernard, respectively. The annual base salaries were reduced in 2020 by 20% on an annualized basis to better align the Company’s expenses with client activity levels and in response to the sharp decline in oil prices and challenging industry outlook driving extraordinary reductions in customer activity. Accordingly, the base salaries for Messrs. Broussard, O’Neill and Bernard for 2020 were $680,000, $357,000 and $331,500, respectively.

(2)

Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 16—Share-Based Compensation” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	Reflects amounts earned pursuant to the Annual Incentive Plan. Awards for 2021 and 2020 for Mr. Broussard, Mr. O’Neill and Mr. Bernard reflect compensation for the full fiscal year.
(4)

Amounts for 2021 includes an automobile allowance of $13,800 for each of Messrs. Broussard and O’Neill. Amounts for 2020 include matching contributions we make on account of employee contributions under our 401(k) savings plan of $10,218, $5,468 and $4,913, for Messrs. Broussard, O’Neill and Bernard, respectively, and an automobile allowance of $9,000 for each of Messrs. Broussard and O’Neill.

Outstanding Equity Awards at Fiscal Year-End 2021 Table

The following table reflects information regarding outstanding equity-based awards held by USWS’ NEOs as of December 31, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Joel Broussard	79,510	79,509	$31.19	3/14/2026	88,314	$101,561	61,400	$—
	—	—	—	—	756,167	$869,592	—	$—
	—	—	—	—	—	$—	479,139	$551,010
	—	—	—	—	—	$—	870,245	$1,000,782
Kyle O’Neill	32,580	32,579	$31.19	3/14/2026	36,187	$41,615	—	$—
	—	—	—	—	301,994	$347,293	—	$—
	—	—	—	—	—	$—	191,243	$219,929
	—	—	—	—	—	$—	347,552	$399,685
Matthew Bernard	13,235	13,236	$31.19	3/14/2026	14,701	$16,906	40,943	$—
	—	—	—	—	138,615	$159,407	—	$—
	—	—	—	—	—	$—	88,424	$101,688
	—	—	—	—	—	$—	159,542	$183,473

(1)

Stock option and restricted stock awards held by executives vest in four equal installments on each anniversary of the date of grant, March 14, 2019, beginning on the first anniversary of the date of grant, in each case, provided that the recipient has been continuously employed at such date.

(2)	Calculated based upon the closing market price of our Common Stock on December 31, 2021, the last trading day of our 2021 fiscal year ($1.15) multiplied by the number of unvested awards at year-end.
(3)

Restricted share grants of 61,400 and 40,943 to Messrs. Broussard and Bernard, respectively, will vest in equal one-third increments on each of the first, second, and third anniversaries of the grant date, November 9, 2018 (the “Grant Date”); provided, however, that: (a) no restricted shares will vest on any such date unless the closing price of our Common Stock on Nasdaq (or other principal stock exchange on which the Common Stock is then listed for trading) has been $42.00 or greater for 20 trading days in any period of 30 consecutive trading days commencing after the Grant Date (the “Trading Condition”), and (b) in the event that restricted shares do not vest on the applicable anniversary of the Grant Date because the Trading Condition has not been satisfied, such restricted shares will vest upon the later satisfaction of the Trading Condition.

(4)

Performance Award (Pool A) grants were made with a designated cash value. The share numbers of 479,139, 191,243 and 88,424 for Messrs. Broussard, O’Neill and Bernard, respectively, represent the fair market value of the award in shares of stock, assuming a settlement date of December 31, 2021, calculated using the last day of our 2021 fiscal year trading price of $1.15, assuming such award is settled in shares in lieu of cash. Similarly, Performance Award (Pool B) grants were made with a designated cash value. The share numbers of 870,245, 347,552 and 159,542, for Messrs. Bernard, O’Neill and Bernard, respectively, represent the fair market value of the awards in shares of stock, utilizing the grant date fair market value of $1.15, assuming such award is settled in shares in lieu of cash. See “Long-Term Incentive Awards—Performance Awards (Pool A)” and “Long-Term Incentive Awards—Performance Awards (Pool B)” below for a more detailed discussion on these awards.

(5)

Calculated using the net equivalent shares of the Performance Award (Pool A) and Performance Award (Pool B) (as discussed in footnote (4) above) based upon the closing market price of our Common Stock on December 31, 2021, the last trading day of our 2021 fiscal year ($1.15) multiplied by the number of unvested awards at year-end.

Additional Narrative Disclosures

Employment Agreements

On July 13, 2018, the Company entered into employment agreements with each of Messrs. Broussard, O’Neill and Bernard that became effective as of the closing date of the Business Combination (the “Employment Agreements”). Each Employment Agreement generally provides for an initial term which expired on December 31, 2021 for Mr. Broussard, and expired on December 31, 2020 for Messrs. O’Neill and Bernard. After the initial term, the Employment Agreements renew for subsequent one (1) year periods, unless the Company provides written notice of non-renewal at least sixty (60) days prior to the end of the then-current term. Each Employment Agreement provides a general description of the NEO’s duties, positions, and responsibilities associated with his title.

The Employment Agreements provide for base salaries of $800,000, $420,000 and $390,000 per annum for Messrs. Broussard, O’Neill and Bernard, respectively, which may be adjusted annually in the sole discretion of our Board, but not reduced unless part of a general reduction in the Company’s compensation to other executives.

For the year ending December 31, 2021, Messrs. Broussard, O’Neill and Bernard’s Employment Agreements provide that they are eligible for an annual bonus under USWS’ annual incentive plan (the “AIP”) or a similar or replacement annual incentive plan adopted by our Board targeted at 120%, 80% and 80% of their base salaries, respectively, for any periods after December 31, 2018. Please see the section below titled “Annual Bonus” for additional details regarding each NEO’s bonus for 2021.

The Employment Agreements also provide for potential severance benefits in connection with certain terminations of employment. Please see the section below titled “Potential Payments upon Termination or Change in Control” for additional details on these termination benefits. Quoted terms used and not otherwise defined herein have such meanings as ascribed thereto in the Employment Agreements.

Base Salary

Base salary is a fixed component of each executive’s annual compensation. The Company will pay the executives’ base salaries as outlined in the Employment Agreements. We review base salaries for our President and Chief Executive Officer and other executives annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our compensation peer group, the relationship among the base salaries paid within our Company and individual experience and contributions. Our intent is to fix base salaries at levels that we believe are consistent with our compensation program design objectives, which include a greater emphasis upon the incentive elements of compensation without sacrificing our ability to recruit, motivate and retain executive talent in a competitive environment.

In March 2020, the Company announced that the annual base salaries for Messrs. Broussard, O’Neill and Bernard would be reduced by 20%, on an annualized basis, to better align the Company’s expenses with client activity levels and in response to the sharp decline in oil prices and challenging industry outlook driving extraordinary reductions in customer activity. Accordingly, the base salaries for Messrs. Broussard, O’Neill and Bernard for 2020 were $680,000, $357,000 and $331,500, respectively. For 2021, the Board, upon the recommendation of the Compensation Committee, determined to reinstate the pre-reduction salaries for Messrs. Broussard, O’Neill and Bernard.

In March 2022, the Board, upon the recommendation of the Compensation Committee, determined that base salaries for our NEOs in 2022 are as follows:

Name	2022 Base Salary
Joel Broussard	$800,000
Kyle O’Neill	$420,000
Matthew Bernard	$390,000

Annual Bonus

Annual cash incentive awards are intended to align our annual performance and results with the compensation paid to persons who are most responsible for such performance, and to motivate and reward achievement of Company and individual performance objectives. For 2021, AIP was based upon achievement of certain financial and corporate objectives of the Company, as well as personal performance objectives, and approved by the Compensation Committee at the beginning of the year. The financial and corporate components of the AIP could be awarded independently such that achievement of one was not predicated on the achievement of the other.

NEOs are eligible for annual bonuses under the AIP targeted at 80% to 120% of their base salaries. In accordance with the AIP Agreement entered into between the Company and each participant of an AIP award, payment of any bonus under the AIP is subject to certain clawback provisions if the Board, in its sole discretion, determines that it is in the best interests of the Company to require repayment of a portion or all of any AIP award if (1) the amount of the award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the Company’s restatement of all or a portion of its financial statements and (2) the amount of the award would have been less had the financial statements been correct.

Annual bonuses awarded under the 2021 AIP for the NEOs were as follows:

Name	2021 AIP
Joel Broussard	$229,200
Kyle O’Neill	$224,720
Matthew Bernard	$162,240

Long-Term Incentive Awards

To align the compensation of our NEOs with the achievement of our business goals and strategy and to align our interests with those of our stockholders, we award long-term incentives to our named executive officers as a component of an executive’s compensation package. These awards have been made under the LTIP.

Over the course of 2021, the Compensation Committee evaluated means by which it could provide incentives for certain of the Company’s key employees to remain employed by the Company. After carefully evaluating many options, the Board, upon the recommendation of the Compensation Committee, approved the grant of deferred stock units and certain performance incentive awards that will provide for potential future payments to be made to certain key employees of the Company, as summarized below. The Board believes that these awards will provide for a key retention tool that will benefit all of its stockholders. Specifically, the Board believes that these awards will enable the Company to: (i) enhance executive management’s and other key employees’ sense of participation in the Company; and (ii) provide incentives for continued employment. The Board also believes that these awards will further align the interests of executive management and key employees with those of the Company’s stockholders through the potential for increased stock ownership.

Deferred Stock Unit Awards.  On November 5, 2020 (the “2020 Grant Date”), the Company entered into Deferred Stock Unit Award Agreements (the “DSU Award Agreements”) with certain key employees, including its Named Executive Officers. Each DSU represents the right to receive one share of the Company’s Common Stock. The DSUs are subject to vesting and the award recipients’ continued employment with the Company, and will vest 1/3 each year, beginning on the first anniversary of January 1, 2020 (the “2020 Vesting Effective Date”), or in full upon the occurrence of a Change of Control (as defined in the DSU Award Agreement). If a recipient’s employment is terminated as the result of certain events, such as death, disability or retirement, the participant will vest in 1/3 of the DSUs. Shares of Common Stock issuable with respect to vested DSUs held by Messrs. Broussard, O’Neill and Bernard will be issued on the earlier of the following: (i) the 60th day after their respective termination; (ii) upon a Change of Control (as defined in the DSU Award Agreement); or (iii) upon the fifth anniversary of the 2020 Grant Date.

On August 31, 2021 (the “2021 Grant Date”), the Company entered into DSU Award Agreements with certain key employees, including its Named Executive Officers. The DSUs are subject to vesting and the award recipients’ continued employment with the Company, and will vest 1/3 each year, beginning on the first anniversary of January 1, 2021 (the “2021 Vesting Effective Date”), or in full upon the occurrence of a Change of Control (as defined in the DSU Award Agreement). If a recipient’s employment is terminated as the result of certain events, such as death, disability or retirement, the participant will vest in 1/3 of the DSUs. Shares of Common Stock issuable with respect to vested DSUs held by Messrs. Broussard, O’Neill and Bernard will be issued on the earlier of the following: (i) the 60th day after their respective termination; (ii) upon a Change of Control (as defined in the DSU Award Agreement); or (iii) upon the fifth anniversary of the 2021 Grant Date.

Performance Awards (Pool A).  On the 2020 Grant Date, the Company entered into Performance Awards (Pool A) (the “Pool A Performance Award Agreements”) with certain key employees, including its Named Executive Officers under the LTIP. Pursuant to their respective Pool A Performance Award Agreements, Messrs. Broussard, O’Neill and Bernard were each granted an award (the “Pool A Performance Award”) with a designated cash value equal to approximately $1.9 million, $0.75 million and $0.34 million, respectively, which amounts increased by 12.0% until May 24, 2021 and 16.0% thereafter, compounding quarterly (the “Pool A Award Value”). The Pool A Award Value is subject to reduction if, in connection with any Change of Control (as defined in the Pool A Performance Award Agreements), the Company’s Series A Preferred Stock is redeemed for less than its redemption price. No payments will be made under a Pool A Performance Award prior to the date on which the Pool A Performance Award becomes vested and the restricted periods lapse, and payment date occurs, as summarized below. The respective Pool A Performance Awards of the Named Executive Officers are subject to their continued employment and vested in full on the first anniversary of the 2020 Vesting Effective Date. If the employment of any Named Executive Officer is terminated for certain events of cause, then the entire Pool A Performance Award held by such terminated executive will be forfeited, whether or not vested in the case of a for cause termination.

On the 2021 Grant Date, the Company entered into Pool A Performance Award Agreements with certain key employees, including its Named Executive Officers under the LTIP. Pursuant to their respective Pool A Performance Award Agreements, Messrs. Broussard, O’Neill and Bernard were each granted a Pool A Performance Award with a designated cash value equal to approximately $0.5 million, $0.2 million and $0.1 million, respectively, which amounts increase by 16.0%, compounding quarterly (the “2021 Pool A

Award Value,” together with the 2020 Pool A Award Value, the “Pool A Award Value”). The 2021 Pool A Award Value is subject to reduction if, in connection with any Change of Control (as defined in the Pool A Performance Award Agreements), the Company’s Series A Preferred Stock is redeemed for less than its redemption price. No payments will be made under a Pool A Performance Award prior to the date on which the Pool A Performance Award becomes vested and the restricted periods lapse, and payment date occurs, as summarized below. The respective Pool A Performance Awards of the Named Executive Officers are subject to their continued employment and vested in full on the first anniversary of the 2021 Vesting Effective Date. If the employment of any Named Executive Officer is terminated for certain events of cause, then the entire Pool A Performance Award held by such terminated executive will be forfeited, whether or not vested in the case of a for cause termination.

The vested Pool A Performance Award will be payable to the Named Executive Officers on the earlier of the following:

a.	Upon a Change of Control (as defined in the Pool A Performance Award Agreements), either:
i.

If holders of shares of Series A Preferred Stock receive consideration in connection with such Change of Control in exchange or redemption thereof, then in the applicable merger consideration as if the participant held shares of Series A Preferred Stock immediately prior to such Change of Control with an aggregate redemption price equal to the applicable Pool A Award Value, or

ii.

If holders of shares of Series A Preferred Stock do not receive such consideration, then (x) in cash in a transaction in which the holders of Common Stock receive no consideration, cash or consideration other than a combination of cash and securities or (y) in shares of Common Stock equal to the quotient of the applicable Pool A Award Value and the Fair Market Value (as defined in the Pool A Performance Award Agreements) of a share of Common Stock, upon a transaction in which the holders of Common Stock receive securities or a combination of cash and securities.

b.

Upon the fixed payment date (as defined below) in, at the Company’s election, (x) cash or (y) shares of Common Stock equal to the quotient of the Pool A Award Value and the Fair Market Value (as defined in the Pool A Performance Award Agreements) of a share of Common Stock.

The fixed payment date (the “Fixed Payment Date”) is the fifth anniversary of the 2020 Grant Date and 2021 Grant Date, respectively, unless the Company elects to defer the payment date, subject to the requirements set forth in the Pool A Performance Award Agreement or Pool B Performance Award Agreement, as applicable, for such a deferral, to a date not less than five years from, nor more than six years after, the initial Fixed Payment Date.

Performance Awards (Pool B).  On the 2020 Grant Date, the Company entered into Performance Awards (Pool B) (the “Pool B Performance Award Agreements”) with certain key employees, including the Named Executive Officers, under the LTIP. Pursuant to their respective Pool B Performance Award Agreements, Messrs. Broussard, O’Neill and Bernard were each granted an award (the “Pool B Performance Award”) with a designated cash value equal to approximately $1.3 million, $0.5 million and $0.2 million, respectively, which amounts increased by 12.0% until May 24, 2021 and 16.0% thereafter, compounding quarterly (the “Pool B Award Value”). The Pool B Award Value is subject to reduction if, in connection with any Change of Control (as defined in the Pool B Performance Award Agreements), the Company’s Series B Preferred Stock is redeemed for less than its redemption price. No payments will be made under a Pool B Performance Award prior to the date on which the Pool B Performance Award becomes vested and the restricted periods lapse and payment date occurs, as summarized below. The respective Pool B Performance Awards of the Named Executive Officers are subject to their continued employment and vest 1/3 each year, beginning on the first anniversary of the 2020 Vesting Effective Date, or in full upon the occurrence of a Change of Control (as defined in the Pool B Performance Award Agreement). If the employment of any Named Executive Officer is terminated (i) due to death or disability, then he will vest in 1/3 of the Pool B Performance Award or (ii) due to retirement after the first anniversary of the 2020 Vesting Effective Date, then he will vest in 1/3 of the Pool B Performance Award. Upon the termination of their employment for any other reason or for certain events of cause, then the unvested portion of the Pool B Performance Award held by such terminated executive will be forfeited, and in the case of a for cause termination, the entire Pool B Performance Award will be forfeited, whether or not vested.

On the 2021 Grant Date, the Company entered into Pool B Performance Award Agreements with certain key employees, including its Named Executive Officers under the LTIP. Pursuant to their respective Pool B Performance Award Agreements, Messrs. Broussard, O’Neill and Bernard were each granted a Pool B Performance Award with a designated cash value equal to approximately $0.26 million, $0.1 million and $0.05 million, respectively, which amounts increase by 16.0%, compounding quarterly (the “2021 Pool B Award Value,” together with the 2020 Pool B Award Value, the “Pool A Award Value”). The 2021 Pool B Award Value is subject to reduction if, in connection with any Change of Control (as defined in the Pool A Performance Award Agreements), the Company’s Series B Preferred Stock is redeemed for less than its redemption price. No payments will be made under a Pool B Performance Award prior to the date on which the Pool B Performance Award becomes vested and the restricted periods lapse, and payment date occurs, as summarized below. The respective Pool B Performance Awards of the Named Executive Officers are subject to their continued

employment and vested in full on the first anniversary of the 2021 Vesting Effective Date. If the employment of any Named Executive Officer is terminated for certain events of cause, then the entire Pool B Performance Award held by such terminated executive will be forfeited, whether or not vested in the case of a for cause termination.

The vested Pool B Performance Award will be payable to the Named Executive Officers on the earlier of the following:

a.	Upon a Change of Control (as defined in the Pool B Performance Award Agreements), either:
i.

If holders of shares of Series B Preferred Stock receive consideration in connection with such Change of Control in exchange or redemption thereof, then in the applicable merger consideration as if the participant held shares of Series B Preferred Stock immediately prior to such Change of Control with an aggregate redemption price equal to the applicable Pool B Award Value, or

ii.

If holders of shares of Series B Preferred Stock do not receive such consideration, then (x) in cash in a transaction in which the holders of Common Stock receive no consideration, cash or consideration other than a combination of cash and securities, in an amount equal to the greater of the Pool B Award Value and the value of that number of shares of Common Stock equal to the quotient of the applicable Pool B Award Value and $0.308 (the “Pool B Shares Fair Market Value”) or (y) in shares of Common Stock equal to the quotient of the applicable Pool B Award Value and the Pool B Shares Fair Market Value, upon a transaction in which the holders of Common Stock receive securities or a combination of cash and securities.

b.

Upon the Fixed Payment Date in, at the Company’s election, (x) cash or (y) shares of Common Stock equal to the quotient of the Pool B Award Value and the Pool B Shares Fair Market Value (as defined in the Pool B Performance Award Agreements) of a share of Common Stock.

The table below sets forth the Deferred Stock Unit Awards, the Pool A Performance Awards and the Pool B Performance Awards granted to each of Messrs. Broussard, O’Neill and Bernard during the year ended December 31, 2021:

Name	Deferred Stock Unit Award	Pool A Performance Award ($)(1)	Pool B Performance Award ($)(1)
Joel Broussard	71,826	1,297,097	735,439
Kyle O’Neill	28,669	517,992	293,722
Matthew Bernard	13,256	237,968	134,787

(1)	Represents the original grant and the interest accrual in accordance with the terms thereof as of December 31, 2021.

Other Benefits

The Named Executive Officers are eligible to participate in the Company’s retirement, health, and welfare programs in accordance with the policies as they are available to other key executive employees of the Company. The Company suspended its 401(k) matching cash contributions as of March 1, 2020; however, it reinstated its discretionary match as of January 1, 2022. Additionally, in accordance with the policies available to other key employees, Messrs. Broussard and O’Neill received an automobile allowance of $13,800 during 2021.

Potential Payments upon Termination or Change in Control

Each Employment Agreement provides for the following benefits upon the following termination scenarios (each quoted term as defined in the applicable Employment Agreement):

•	Upon termination by us without “Cause” or termination by the Executive for “Good Reason”:
•	A lump-sum cash payment of 1.5 times (2 times for Mr. Broussard) the sum of Base Salary and average annual bonus during the prior 2 calendar years under the AIP;
•	A pro-rata share of the executive’s target bonus under the AIP for the performance year in which termination occurs; and
•

Reimbursement of premiums paid by the executives for health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) until the earlier of (i) a period of 18 months following termination, or (ii) the date the executive is no longer eligible to receive COBRA coverage.

•	Termination upon “Disability”:
•	A pro-rata share of the executive’s target bonus under the AIP for the performance in which termination occurs; and
•	Continuation of Base Salary for the lesser of 6 months or the period until disability insurance benefits commence under disability insurance coverage.
•	Termination upon “Non-Renewal” of Agreement:
•	A lump-sum cash payment of 1.5 times (2 times for Mr. Broussard) the sum of Base Salary and average annual bonus during the prior 2 calendar years under the AIP; and
•

Reimbursement of premiums paid by the executives for health coverage under COBRA until the earlier of (i) a period of 18 months following termination, or (ii) the date the executive is no longer eligible to receive COBRA coverage.

Each Named Executive Officer will be required to execute a general release of all claims in favor of the Company within forty-five (45) days of the termination date to receive his severance benefits. If an executive is terminated for any reason other than those described above, no further compensation or benefits will be provided pursuant to the Employment Agreements other than amounts already accrued or vested as of the applicable employment termination date. Additionally, the Employment Agreements contain certain restrictive covenants, including but not limited to, non-competition and non-solicitation covenants that generally apply during the term of the executive’s employment and for a period of eighteen (18) months (for Mr. Broussard twenty-four (24) months) following the termination of employment.

Additionally, upon a termination due to death or Disability, all stock options and other incentive awards held by the NEO will become fully vested and immediately exercisable, and all restrictions on any shares of restricted stock awards held by the NEO will be removed.

In the event of a Change in Control (as such term is defined in the LTIP), the Compensation Committee, on such terms and conditions as it deems appropriate, is authorized to take any of the following actions determined to be appropriate (capitalized terms below used as defined in the LTIP):

a.

Provide for the cancellation of such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

b.

Terminate an outstanding and unexercised Option, Stock Appreciation Right or Other Equity-Based Award that provides for a Participant elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to the Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control the Participant shall have the right to exercise in full such Participant’s Award (without regard to any limitations on exercisability otherwise contained in the Award Agreement), but any such exercise shall be contingent on the occurrence of the Change in Control; provided that, if the Change in Control does not occur within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void;

c.	Provide that:
i.

an outstanding Option, Stock Appreciation Right or Other Equity-Based Award shall become immediately exercisable with respect to 100% of the shares subject to such Option, Stock Appreciation Right or Other Equity-Based Award, and/or the Restricted Period shall expire immediately with respect to 100% of the outstanding shares of an award of Restricted Stock or Restricted Stock Units, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement;

ii.

with respect to a Performance Share Award, (A) any incomplete Performance Period in respect of such Award in effect on the date the Change in Control occurs shall end on the date of such change and the Committee shall (i) determine the extent to which Performance Goals with respect to such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the Participant an amount based upon the Committee’s determination of the degree of attainment of the Performance

Goals, or (B) all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.
d.

Provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee to provide substantially equivalent value, in a manner consistent with Section 409A of the Code and the regulations thereunder, and Treasury Regulation Section 1.424-1, to the extent applicable.

See “Performance Awards (Pool A)” and “Performance Awards (Pool B)” under “Long-Term Incentives” above for the material terms of the payments that would be made to our Named Executive Officers under such Performance Awards in connection with a Change of Control.

Hedging and Pledging Prohibitions

Our Insider Trading Policy, which applies to all directors, officers and employees of the Company, prohibits speculating in securities of the Company, engaging in short sales of Company securities or transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities). Additionally, without the prior consent of the Chief Financial Officer of the Company, our directors, officers and employees are prohibited from pledging any Company securities as collateral for a loan or holding Company securities as collateral in a margin account.

ACCOUNTANTS AND AUDIT COMMITTEE

Management is responsible for the preparation of our financial statements and our financial reporting processes, including the systems of internal controls and disclosure controls and procedures. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee of the Board has:

•	Reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2021;
•	Discussed with KPMG the matters that are required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•

Received the written disclosures from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from the Company.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by the Audit Committee of the Board: Richard Burnett, Chairman Ryan Carroll Steve Habachy

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL 1—Election of Directors

The Board has authority under our Bylaws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual stockholder meetings. As of the date of this Proxy Statement, our Board consists of eight directors, seven of whom have been determined to be independent directors as set forth in Nasdaq Rule 5605(b)(1). Our second amended and restated certificate of incorporation specifies that the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III, each class having a three-year term of office. Under the second amended and restated certificate of incorporation, each director holds office until the annual meeting for the year in which his or her term expires and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The two nominees for election as a Class I director are Joel Broussard and Richard Burnett, each of whom currently serves on the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement. Each of the directors has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board if elected. Each director elected at the Annual Meeting will serve for a three-year term expiring at the 2025 Annual Meeting of Stockholders or until his successor is elected and qualified or until his earlier death, retirement, resignation or removal.

If any nominee should for any reason become unable to serve prior to the date of the Annual Meeting, the shares represented by all valid proxies will be voted for the election of such other person as the Board may designate as a replacement following recommendation by the Nominating and Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

Additional information regarding Messrs. Broussard and Burnett, and all of our other directors, can be found under the “Our Board of Directors and Its Committees” section, the “Security Ownership of Certain Beneficial Owners and Management” section, and the “Director Compensation” section of this Proxy Statement.

The Board comprises a diverse group of leaders in their respective fields. All of our directors have had senior leadership experience at major domestic and/or international companies. In these positions, they have gained significant and diverse management experience, including strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. All of our directors also have experience serving as executive officers or on boards of directors and board committees of other public and private companies and have an understanding of corporate governance practices and trends.

The Board and its Nominating and Corporate Governance Committee believe the skills, experience, perspective and diversity of the directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies under the “Our Board of Directors and Its Committees” section of this Proxy Statement above describe the skills, qualities and experience of the nominees that led the Board and the Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors.

Votes Required

Directors are elected by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non‑vote or otherwise) have no impact in the election of directors. If you sign your proxy card or voting instruction form but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Broussard and Burnett. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of directors, your shares will constitute a broker non‑vote and will not be voted for any of the nominees. See the section of this Proxy Statement entitled “General Information—Voting and Revocation of Proxies.”

The Board unanimously proposes and recommends that you vote “FOR” each of the nominees for re‑election to Class I of the Board.

PROPOSAL 2—APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO EFFECT, AT THE DISCRETION OF OUR BOARD OF DIRECTORS,

A REVERSE STOCK SPLIT OF OUR COMMON STOCK

General

On March 28, 2022, our Board adopted a resolution which authorizes, subject to stockholder approval, an amendment to our Second Amended and Restated Certificate of Incorporation and such other action as the Company deems necessary to effect a reverse stock split at a ratio of not less than one‑for‑two (1:2) and not greater than one‑for‑ten (1:10) of our Common Stock (the “Reverse Stock Split”), to be determined by our Board, in its sole discretion, and grants the Board discretion to file a certificate of amendment to our Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware effecting the Reverse Stock Split (the “Reverse Split Amendment”). The proposed Reverse Split Amendment is included in Exhibit A to this Proxy Statement. By approving this Proposal No. 2, stockholders would give the Board the authority, but not the obligation, to effect the Reverse Stock Split, and full discretion to approve the ratio at which shares of Common Stock will be reclassified, from and including a ratio of not less than one-for-two (1:2) and not greater than one-for-ten (1:10).

We are requesting stockholder approval to effect the Reverse Stock Split, with the exact ratio determined by the Board, and publicly announced by the Company, to provide the Board with the flexibility to determine the appropriate ratio and timing for the Reverse Stock Split based upon our financial results, long-term outlook, corporate strategy, market factors and our perception in the market, as well as the trading price of our Common Stock. However, the Board reserves the right to elect not to proceed with the Reverse Stock Split, even if approved, and to abandon the Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of our stockholders. No further action by the stockholders will be required for the Board to either implement or abandon the Reverse Stock Split. For the avoidance of doubt, except as otherwise specified herein, all share and dollar amounts set forth in this Proxy Statement are on a pre-Reverse Stock Split basis.

Background and Reasons for the Proposed Amendment

The primary purpose of the Reverse Stock Split would be to increase the per share trading price of our Common Stock. The Board intends to effect the Reverse Stock Split only if it believes that implementing the Reverse Stock Split would, among other things, help us to appeal to a broader range of investors to generate greater investor interest in the Company and improve the perception of our Common Stock as an investment security. If the Reverse Stock Split proposal is approved by our stockholders, the Board will have the discretion to implement the Reverse Stock Split or to not effect the Reverse Stock Split at all, at any time prior to the 2023 annual meeting of stockholders. If the Reverse Stock Split is not effected prior to the 2023 annual meeting of stockholders, then the Company shall seek further stockholder approval for such action, if, and to the extent, our Board determines any such reverse stock split to be in the best interest of the Company and our stockholders.

Additionally, by potentially increasing the trading price of our Common Stock, the Reverse Stock Split would reduce the risk that our Common Stock could be delisted from Nasdaq due to our failure to comply with the Bid Price Rule (as defined below). Our Common Stock and public warrants are currently listed on Nasdaq. Continued listing of a security on Nasdaq is conditioned upon compliance with various continued listing standards. On September 7, 2021, the Company received written notice from the Nasdaq indicating that the Company had failed to maintain compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The Company appealed Nasdaq’s determination pursuant to procedures set forth in the Nasdaq’s rules. On September 30, 2021, the Company effected a reverse split of its Common Stock at a ratio of 1:3.5, in order to comply with the Bid Price Rule. The Company’s appeal was heard by a Nasdaq Hearings Panel (the “Panel”) on October 14, 2021. On October 22, 2021, the Company received a letter from the Nasdaq notifying the Company that it had regained compliance with the Bid Price Rule. Accordingly, the Panel determined to continue the listing of the Company’s shares of Common Stock on the Nasdaq.

The Panel additionally determined to impose a monitoring period (the “Monitor Period”), pursuant to Listing Rule 5815(d)(4)(A). During the Monitor Period, which lasts until October 24, 2022, the Company is required to notify the Panel, in writing, in the event of a closing bid price below $1.00 on any trading day, and/or in the event the Company falls out of compliance with any other applicable listing requirement. Should the Company evidence a closing bid price of under $1.00 for 30 consecutive trading days at any point during the Monitor Period, the Panel (or a newly convened Panel if the initial Panel is unavailable) will provide written notice to the Company that it will promptly conduct a hearing with regards to this deficiency. The Company will have the opportunity to respond and present to the Panel as provided by Listing Rule 5815(d)(4)(A). The Company’s securities may at that time be delisted from Nasdaq. In the event that the Company fails to comply with any other requirement for continued listing during the Monitor Period, the Company will be provided written notice of the deficiency and an opportunity to present a definitive plan to the Panel to regain compliance. The Panel will thereafter render a determination with respect to the Company’s continued listing on Nasdaq. The Company will not be permitted to provide Nasdaq’s Listing Qualifications Department a plan of compliance with respect to any deficiency that arises during the Monitor Period, and Nasdaq’s Listing Qualifications Department will not be permitted to grant additional time for the Company to regain compliance with respect to such deficiency.

If our Common Stock was to be delisted from Nasdaq, trading of our Common Stock most likely would be conducted in the over–the–counter market on an electronic bulletin board established for unlisted securities such as the OTCQX Market, OTCQB Market or OTC Bulletin Board. Such trading would likely reduce the market liquidity of our Common Stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our Common Stock. If our Common Stock is delisted from Nasdaq and the trading price remains below $5.00 per share, trading in our Common Stock might also become subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker–dealers in connection with any trade involving a stock defined as a “penny stock” (generally, any equity security not listed on a national securities exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions). Many brokerage firms are reluctant to recommend low–priced stocks to their clients. Moreover, various regulations and policies restrict the ability of stockholders to borrow against or “margin” low–priced stocks and declines in the stock price below certain levels may trigger unexpected margin calls. Additionally, because brokers’ commissions on low–priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current price of the Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our Common Stock. Finally, the additional burdens imposed upon broker–dealers by these requirements could discourage broker–dealers from facilitating trades in our Common Stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our Common Stock. As a result, the ability of our stockholders to resell their shares of Common Stock, and the price at which they could sell their shares, could be adversely affected. The delisting of our Common Stock from Nasdaq would also make it more difficult for us to raise additional capital.

There can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split, that the market price of our Common Stock will not decrease in the future, or that our Common Stock will achieve a high enough price per share to permit its continued listing by Nasdaq.

Certain Risks Associated with a Reverse Stock Split

If the Reverse Stock Split is approved by the stockholders and is effected by our Board, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our Common Stock will continue to be based, in part, on our operating results and financial condition, as well as capital spending and exploration and production activities and other general conditions in the oil and natural gas exploration and development industry, general economic conditions, the securities markets and other risk factors. If the Reverse Stock Split is effected by our Board and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the reduced number of shares that will be outstanding after the Reverse Stock Split could significantly reduce the trading volume and otherwise adversely affect the liquidity of our Common Stock. The Reverse Stock Split will reduce the number of outstanding shares of our Common Stock without reducing the number of shares of available but unissued Common Stock, which will also have the effect of increasing the number of authorized but unissued shares of Common Stock. The issuance of additional shares of our Common Stock may have a dilutive effect on the ownership of existing stockholders.

Principal Effects of a Reverse Stock Split

Pursuant to the Reverse Stock Split, each holder of our Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split (“Old Common Stock”) will become the holder of fewer shares of our common stock (“New Common Stock”) after consummation of the Reverse Stock Split. Although the Reverse Stock Split will not, by itself, impact our assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of our common stock. The Board believes that this risk is outweighed by the benefits of the Reverse Stock Split discussed above.

If effected by our Board, the Reverse Stock Split will result in some stockholders owning “odd‑lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd‑lots are generally higher than the costs of transactions in “round‑lots” of even multiples of 100 shares.

The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder’s proportionate equity interest in the Company, except for those stockholders who receive an additional share of our common stock in lieu of a fractional share. None of the rights currently accruing to holders of our common stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to the Old Common Stock. The Reverse Stock Split also will not reduce the number of authorized shares of our common stock. The shares of New Common Stock will be fully paid and non‑assessable.

The par value per share of the common stock will remain unchanged at $0.0001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, if any, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionately based on the Reverse Stock Split ratio, from its present amount, and the additional paid‑in capital account will be credited with the amount by which the stated capital is reduced. After the Reverse Stock Split, net income or loss per share and other per share amounts will be increased because there will be fewer shares of our common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. As described below under “Effects of the Reverse Stock Split on Outstanding Options Under the LTIP, the Public Warrants, the Private Warrants, the Series A Preferred Warrants, the Series A Preferred Stock, the 16.0% Convertible Senior Secured (Third Lien) PIK Notes, the Term C Loan Warrants and the Registered Direct Offering Investor and Private Placement Warrants” the per share exercise price of outstanding option awards under the LTIP and the Public Warrants, the Private Warrants, the Series A Preferred Warrants, the Term C Loan Warrants and the Registered Direct Offering Investor and Private Placement Warrants would increase proportionately, and the number of shares of our Common Stock issuable upon the exercise of outstanding options, the Public Warrants, the Private Warrants, the Series A Preferred Warrants the Term C Loan Warrants and the Registered Direct Offering Investor and Private Placement Warrants would decrease proportionately, in each case based on the Reverse Stock Split ratio. Similarly, the number of shares of our Common Stock issuable upon the conversion of the Series A Preferred Stock and the 16.0% Convertible Senior Secured (Third Lien) PIK Notes would decrease proportionately, as discussed in more detail below.

We are currently authorized to issue a maximum of 430,000,000 shares of our Common Stock. As of the Record Date, there were 77,066,612 shares of our Common Stock issued and outstanding. Although the number of authorized shares of our common stock will not change as a result of the Reverse Stock Split ratio, the number of shares of our Common Stock issued and outstanding will be reduced in accordance with the ratio determined by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our common stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split. Conversely, with respect to the number of shares reserved for issuance under our LTIP, our Board will proportionately reduce such reserve in accordance with the terms of the LTIP.

Effects of the Reverse Stock Split on Outstanding Options Under the LTIP, the Public Warrants, the Private Warrants, the Series A Preferred Warrants, the Series A Preferred Stock, the 16.0% Convertible Senior Secured (Third Lien) PIK Notes, the Term C Loan Warrants and the Registered Direct Offering Investor and Placement Agent Warrants

LTIP.  If the Reverse Stock Split is effected by our Board, all outstanding options entitling holders to purchase shares of our Common Stock will be proportionately reduced by our Board in the same ratio as the reduction in the number of shares of outstanding Common Stock, except that any fractional shares resulting from such reduction will be rounded down to the nearest whole share to comply with the requirements of Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Correspondingly, the per share exercise price of such options will be increased in direct proportion to the Reverse Stock Split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will not be impacted by the Reverse Stock Split.

Public Warrants, Private Warrants, Series A Preferred Warrants, Term C Loan Warrants and the Registered Direct Offering Investor and Private Placement Warrants.  If the Reverse Stock Split is effected by our Board, the exercise price per share for the Public Warrants, Private Warrants, Series A Preferred Warrants, Term C Loan Warrants and the Registered Direct Offering Investor and Private Placement Warrants, respectively, will automatically be adjusted in the same ratio as the reduction in the number of shares of outstanding Common Stock such that the aggregate dollar amount payable for the purchase of the shares subject to the Public Warrants, Private Warrants, Series A Preferred Warrants, Term C Loan Warrants and Registered Direct Offering Investor and Private Placement Warrants will not be impacted by the Reverse Stock Split.

Series A Preferred Stock and 16.0% Convertible Senior Secured (Third Lien) PIK Notes.  If the Reverse Stock Split is effected by our Board, the conversion rate for the Series A Preferred Stock and the 16.0% Convertible Senior Secured (Third Lien) PIK Notes will automatically be increased in direct proportion to the Reverse Stock Split ratio, so that the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the 16.0% Convertible Senior Secured (Third Lien) PIK Notes, respectively, will be decreased in direct proportion to the Reverse Stock Split ratio.

Increase of Shares of Common Stock Available for Future Issuance

As a result of the Reverse Stock Split, there will be a reduction in the number of shares of our common stock issued and outstanding, and an associated increase in the number of authorized shares that would be unissued and available for future issuance after the Reverse Stock Split. Such shares could be used for any proper corporate purpose approved by the Board including, among other purposes, future financing transactions.

Effective Date of Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, will become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of amendment that includes the Reverse Stock Split Amendment. The exact timing of the filing of the Reverse Stock Split Amendment will be determined by the Board based upon its evaluation of when such action will be most advantageous to the Company and our stockholders. The Board reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing such Reverse Stock Split Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and our stockholders. If the Reverse Stock Split is not effected prior to the 2023 annual meeting of stockholders, then the Company shall seek further stockholder approval for such action, if, and to the extent, our Board determines any such reverse stock split to be in the best interest of the Company and our stockholders.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Stock Split, the Company intends to treat stockholders holding shares of our common stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our common stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our common stock with a bank, broker or other nominee, and have any questions in this regard, the Company encourages you to contact your bank, broker or other nominee.

Effect on “Book‑Entry” Stockholders of Record

Our stockholders of record may hold some or all of their shares electronically in book‑entry form. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts.

If you hold registered shares of Old Common Stock in book‑entry form, you do not need to take any action to receive your shares of New Common Stock in registered book‑entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the Reverse Stock Split indicating the number of shares of New Common Stock you hold.

No Appraisal Rights

Under the DGCL, the Company’s stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split.

Votes Required

Pursuant to Section 242 of the DGCL, approval of Proposal No. 2 requires the affirmative vote of holders of a majority of all our outstanding Common Stock entitled to vote. Abstentions are considered shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against Proposal No. 2 because it represents one less vote for approval. Because brokers generally have discretionary authority to vote on Proposal No. 2, broker non-votes are generally not expected to result from the vote on Proposal No. 2.

The Board unanimously proposes and recommends that you vote “FOR” this Proposal No. 2.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to serve as our independent registered public accountant in respect of the fiscal year ending December 31, 2022. The Audit Committee recommends that our stockholders ratify this appointment.

Representatives of KPMG are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

During the years ended December 31, 2021 and December 31, 2020 and for the subsequent interim period through the date of this Proxy Statement, neither the Company nor anyone acting on its behalf consulted KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as defined in Items 304(a)(1)(iv) and (v) of Regulation S‑K.

The following table presents fees billed for professional audit services rendered by KPMG for the fiscal years ended December 31, 2021 and 2020. The table also presents fees for other services rendered by KPMG during those periods.

Fee From KPMG ($ in millions)	2021	2020
Audit Fees	$1.035	$0.905
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1.035	$0.905

“Audit Fees” includes fees for audit services, which relate to the annual audit of our consolidated financial statements, reviews of our interim consolidated financial statements, and services normally provided in connection with statutory or regulatory filings. “Audit Related Fees” includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under “Audit Fees.” “All Other Fees” includes fees for other services, including fees for miscellaneous services.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The Audit Committee reviews all relationships between our independent registered public accounting firm and us that may relate to the independent registered public accounting firm’s independence.

The Audit Committee considered the effect of independent registered public accounting firm’s non-audit services in assessing the independent public registered accounting firm’s independence and concluded that the provision of such services by the independent registered public accounting firm was compatible with the maintenance of independence in the conduct of its auditing functions. In accordance with the Audit Committee’s policies and procedures, the fees for all of the services summarized above were pre-approved by the Audit Committee in 2021 and 2020.

Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, voting together as a single class, on the proposal. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate practice. If the appointment of KPMG is not ratified, the Audit Committee will reconsider whether it is appropriate to select another independent registered public accounting firm.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR 2023 ANNUAL MEETING OF STOCKHOLDERS

To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2023 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by the Corporate Secretary on or before December 9, 2022. If a stockholder wishes to submit a proposal at our 2023 Annual Meeting of Stockholders, other than for inclusion in our 2023 Proxy Statement and form of proxy, or to nominate a person for election as director, our Bylaws, require the stockholder to deliver written notice thereof, setting forth the information specified in our Bylaws, to the Corporate Secretary at our principal executive offices no later than the close of business on the 90th day, nor earlier than the opening of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In other words, for a stockholder proposal to be considered at the 2023 Annual Meeting of Stockholders, it should be properly submitted to the Corporate Secretary no earlier than January 20, 2023 and no later than February 19, 2023; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the annual meeting is more than 30 days before or after May 20, 2023, however, a stockholder must deliver notice no earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which we first make public announcement of the date of such meeting. A copy of our Bylaws may be obtained by writing to 1360 Post Oak Boulevard, Suite 1800, Houston, Texas 77056, Attention: Corporate Secretary.

OTHER MATTERS

We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

EXPENSES RELATING TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and employees may solicit proxies by mail, telephone, facsimile, electronic means, in person or otherwise, without extra compensation for that activity. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our Common Stock and obtaining the proxies of those owners.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Board or Audit, Nominating and Corporate Governance or Compensation Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Corporate Secretary of the Company, 1360 Post Oak Blvd., Suite 1800, Houston, Texas 77056. Please indicate on the envelope that the correspondence contains a stockholder communication. Our Corporate Secretary will review all incoming stockholder communications and such stockholder communications will be forwarded, as specified.

STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of the stockholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our stockholders and saves money by reducing our printing and mailing costs and fees.

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

U.S. WELL SERVICES, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), U.S. Well Services, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

The name of the Corporation is U.S. Well Services, Inc.

The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 8, 2018 (as amended, the “Second Amended and Restated Certificate of Incorporation”).

This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) was duly proposed, adopted and approved by the Corporation’s board of directors and by the affirmative vote of holders of a majority of the Corporation’s outstanding common stock entitled to vote in accordance with the applicable provisions of Sections 222 and 242 of the DGCL.

Article IV of the Second Amended and Restated Certificate of Incorporation is hereby amended to add the following as Section 4.1.2.:

“Section 4.1.2.Reverse Stock Split.  Effective as of 11:59 p.m., Eastern Time, on [•] (the “Effective Time”), shares of Common Stock of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The Corporation shall not issue fractional shares of Common Stock or pay cash in respect thereof in connection with the Reverse Stock Split but, in lieu thereof, the aggregate number of shares of the Common Stock issuable to each holder in connection with the Reverse Stock Split shall be rounded up to the next higher whole number of shares of Common Stock. At the Effective Time, there shall be no change in the number of authorized shares of capital stock that the Corporation shall have the authority to issue. Following the Reverse Stock Split, each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall thereafter be deemed for all purposes, as a result of the Reverse Stock Split and without any action on the part of the holders thereof, to represent only that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split (subject to the treatment of fractional shares as set forth above).”

This Certificate of Amendment shall become effective as of [•].

* * * * *

USWS® U.S. WELL SERVICES P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/USWS • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-870-7492 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/USWS at least 2 days prior to the annual meeting U.S. Well Services, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 28, 2022 TIME: Friday, May 20, 2022 10:00 AM, Local Time PLACE: Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/USWS for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Kyle O'Neill and Erin Simonson (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of U.S. Well Services, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

U.S. Well Services, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Class I Directors FOR WITHHOLD 1.01 Joel Broussard FOR 1.02 Richard Burnett FOR FOR AGAINST ABSTAIN 2. To approve an amendment to the company's Second Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board of Directors, at a ratio of not less than one-for-two (1:2) and not greater than one-for-ten (1:10), a reverse split of our common stock. FOR 3. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent public account for the fiscal year ending December 31, 2022. FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/USWS at least 2 days prior to the annual meeting Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date

P.O. BOX 8016, CARY, NC 27512-9903  U.S. Well Services, Inc.  Important Notice Regarding the Availability   of Proxy Materials   Stockholders Meeting to be held on  May 20, 2022  For Stockholders of record as of March 28, 2022    This communication presents only an overview of the more  complete proxy materials that are available to you on the Internet.  This is not a ballot. You cannot use this notice to vote your shares.  We encourage you to access and review all of the important  information contained in the proxy materials before voting.   To view the proxy materials, and to obtain directions to attend the  meeting, go to: www.proxydocs.com/USWS   To vote your proxy while visiting this site, you will need the 12  digit control number in the box below.   Under United States Securities and Exchange Commission rules, proxy  materials do not have to be delivered in paper. Proxy materials can be  distributed by making them available on the internet.   Have the 12 digit control number located in the shaded box above available  when you access the website and follow the instructions.  When requesting via the Internet or telephone you will need the 12 digit  control number located in the shaded box above.  * If requesting material by e-mail, please send a blank  e-mail with the 12 digit control number (located above)  in the subject line. No other requests, instructions OR  other inquiries should be included with your e-mail  requesting material.  U.S. Well Services, Inc.  Meeting Type: Date: Time: Place: Annual Meeting of Stockholders  Friday, May 20, 2022  10:00 AM, Local Time  Annual Meeting to be held live via the Internet.  Please visit www.proxydocs.com/USWS for more details.  You must register to attend the meeting online and/or participate at www.proxydocs.com/USWS at least 2 days prior  SEE REVERSE FOR FULL AGENDA  INTERNETwww.investorelections.com/USWS  TELEPHONE(866) 648-8133* E-MAILpaper@investorelections.comTo order paper materials, use one of the following methods.  For a convenient way to view proxy materials and VOTE go to  www.proxydocs.com/USWS  If you want to receive a paper or e-mail copy of the proxy material, you must request one. There  is no charge to you for requesting a copy. In order to receive a paper package in time for this  year's meeting, you must make this request on or before May 09, 2022.